SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. __)

Filed by Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [ ] Preliminary Proxy Statement
         [ ] Confidential,  for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive  Additional Materials
         [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                V-ONE Corporation
               --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                V-ONE Corporation
               --------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and
             0-11:

             1)  Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

             2)  Aggregate  number of securities to which  transaction  applies:

                 ---------------------------------------------------------------

             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):
                             ---------------------------------------------------

             4)  Proposed maximum aggregate value of transaction:
                                                                 ---------------

             5)  Total fee paid:
                                ------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



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         1)  Amount Previously Paid:
                                    --------------------------------------------

         2)  Form, Schedule or Registration Statement Number:
                                                             -------------------
         3)  Filing Party:
                          ------------------------------------------------------

         4)  Date Filed:
                        --------------------------------------------------------

                                     V-ONE
                                     -----
                         Security for a Connected World


                                  April 2, 1998


Dear Shareholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of V-ONE Corporation ("Company"). The Annual Meeting will be held at The Hampton Inn Germantown, 20260 Goldenrod Lane, Germantown, Maryland 20876, on Thursday, May 14, 1998 at 10:00 a.m. Germantown, Maryland time.

      The shareholders will be asked at the Annual Meeting to vote on six proposals. The first proposal relates to the reelection, with a term ending in the year 2001, of two directors of the Company. The second proposal relates to the ratification of the adoption of the Company's 1998 Incentive Stock Plan. The third and fourth proposals relate to the ratification of the issuance, and the approval of the issuance in the future, by the Company of certain convertible securities and the shares of Common Stock issuable in connection therewith. The fifth proposal relates to the ratification of the Board of Directors' appointment of the Company's independent public accountants for the year ending December 31, 1998. The Board of Directors unanimously recommends that the Company's shareholders vote for all of these proposals.

      Your vote is very  important,  regardless of the number of shares you own.
Please sign and return each proxy card that you receive in the postage-paid return envelope, which is provided for your convenience. The return of your proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting. We look forward to seeing you on May 14.


                                          Sincerely,


                                          /s/ David D. Dawson
                                          DAVID D. DAWSON
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER






 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874/ (301) 515-5200

                                V-ONE CORPORATION

  20250 CENTURY BOULEVARD, SUITE 300 GERMANTOWN, MARYLAND 20874 (301) 515-5200

                        _______________________________
                                     NOTICE

                         ANNUAL MEETING OF SHAREHOLDERS

                                  APRIL 2, 1998

       NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders ("Annual Meeting") of V-ONE Corporation ("Company") will be held on Thursday, May 14, 1998 at 10:00 a.m., Germantown, Maryland time, at The Hampton Inn Germantown, 20260 Goldenrod Lane, Germantown, Maryland 20876, for the following purposes:


      1. To elect two directors, whose terms shall expire at the 2001 annual meeting, or until their successors have been elected and qualified;

      2.    To ratify the adoption of the 1998 Incentive Stock Plan ("Plan");

      3. To ratify, pursuant to Nasdaq Rule 4460(i), the issuance of (a) shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") to Advantage Fund II Ltd. ("Advantage"), (b) warrants ("Consultant Warrants") to purchase Common Stock issued to Wharton Capital Partners, Ltd. ("Wharton") and other persons pursuant to the Company's engagement letter with Wharton dated October 22, 1997 ("Engagement Letter"), and (c) the shares of Common Stock issuable in connection with the Series A Stock, the warrants issuable on conversion of the Series A Stock and the Consultant Warrants;

      4. To approve, pursuant to Nasdaq Rule 4460(i), the issuance pursuant to the terms of the Commitment Letter dated December 8, 1997 between the Company and Advantage of (a) shares of a new series of the Company's preferred stock ("New Preferred Stock") to Advantage, (b) warrants ("New Warrants") to purchase Common Stock to be issued to Wharton and other persons pursuant to the Engagement Letter and (c) the shares of Common Stock issuable in connection with the New Preferred Stock, the warrants issuable on conversion of the New Preferred Stock and the New Warrants;

      5. To ratify the appointment of Coopers & Lybrand L.L.P., independent public accountants, as the auditors of the Company for the year ending December 31, 1998; and

      6. To transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 23, 1998 as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of shareholders of record of the Company on the Record Date will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for the 10-day period prior to the Annual Meeting, at the executive offices of the Company, 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Joseph D. Gallagher
                                          JOSEPH D. GALLAGHER
                                          SECRETARY

Germantown, Maryland
April 2, 1998

      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING, OR IN PERSON, AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

DC-221727.04

                              V-ONE CORPORATION
                        _________________________________


20250 Century Boulevard, Suite 300   Germantown, Maryland 20874   (301) 515-5200


                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

      The enclosed proxy is solicited by the Board of Directors ("Board") of V-ONE Corporation, a Delaware corporation ("Company"), for use at the Annual Meeting of Shareholders on Thursday, May 14, 1998 ("Annual Meeting"), and at any adjournment thereof. The approximate date of mailing of this Proxy Statement is April 2, 1998.

             INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

      The securities to be voted at the Annual Meeting consist of shares of common stock of the Company, $0.001 par value per share ("Common Stock"), with each share entitling its record owner to one vote on the Proposals and on all other matters properly brought before the Annual Meeting. The close of business on March 23, 1998 has been fixed by the Board as the record date ("Record Date") for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. There were 73 record holders of the Common Stock on the Record Date and 13,163,817 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting as of that date. The Company had no other class of voting securities outstanding on the Record Date.

      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice. Directors receiving a plurality of votes will be elected in the order of the number of votes received. There is no cumulative voting in the election of directors. With respect to the other Proposals and any other matter properly brought before the Annual Meeting or any adjournment thereof, the vote required for approval shall be the affirmative vote of a majority of the total number of votes that those present at the Annual Meeting, in person or by proxy, are entitled to cast.

      All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given; in the absence of instructions to the contrary, such shares will be voted FOR the Proposal to elect the designated nominees for director and FOR the other Proposals. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board.

      Under Delaware law, shares represented at the Annual Meeting (either by properly executed proxy or in person) that reflect abstentions or "broker non-votes" (I.E., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to any Proposal will have the same effect as votes against the Proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such Proposals (and therefore will reduce the absolute number - although not the percentage - of votes needed for approval) and will not be counted as votes for or against the Proposals. Under applicable rules, brokers will not have discretionary voting authority to vote on Proposals 2, 3 or 4, and may not vote for Proposals 2, 3 or 4, without receiving instructions from the beneficial owners of shares.

      The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors or employees of the Company who will not be specially compensated for such solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in that connection.

      A shareholder may revoke his or her proxy at any time prior to its exercise by (i) filing with Joseph D. Gallagher, Secretary, V-ONE Corporation, 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874, written notice thereof, (ii) submitting a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Unless previously revoked or otherwise instructed thereon, proxies will be voted at the Annual Meeting on the Proposals as described above.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The number of shares of Common Stock held as of February 28, 1998, by each holder, if any, of more than 5% of the outstanding Common Stock of the Company, by each director of the Company, each nominee for reelection as a director, each executive officer named in the "Summary Compensation Table," and by all executive officers and directors of the Company is set forth below. All of the shares shown in the following table are shares of Common Stock and are owned both of record and beneficially by the person named; the person named possesses sole voting and investment power, except as otherwise indicated in the footnotes to the table.

      This table does not include shares of Common Stock that may be issued to Advantage Fund II Ltd. ("Advantage") because no holder of the Company's Series A Convertible Preferred Stock ("Series A Stock") is entitled to receive shares of Common Stock on conversion of its Series A Stock or on exercise of the warrants issuable on exercise of the Series A Stock to the extent that the sum of (1) the shares of Common Stock owned by such holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series A Stock and on exercise of such warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), excluding shares of Common Stock so owned through ownership of unconverted shares of Series A Stock and unexercised warrants. See "Ratification, Pursuant to Nasdaq Rule 4460(i), of the Issuance of the Series A Stock, the Consultant Warrants and the Shares of Common Stock Issuable in Connection with the Series A Stock, the Warrants Issuable on Conversion of the Series A Stock and the Consultant Warrants (Proposal 3) - Conversion Rights."

  Name And Address (1)        Shares Beneficially Owned(2)   Percent Of Class(3)
  ----------------            -------------------------      ----------------

James F. Chen                        4,025,152(4)                     30.9%

Jieh-Shan Wang                         391,492(5)                      3.0%

Christopher T. Brook                    13,750(6)                      *

Charles C. Chen**                      195,000(7)                      1.5%

Hai Hua Cheng                          669,139                         5.1%

David D. Dawson**                            0(8)                      0

Charles B. Griffis                      39,800(9)                      *

Barnaby M. Page                        109,650                         *

  Name And Address(1)         Shares Beneficially Owned(2)   Percent Of Class(3)
  ----------------            -------------------------      ----------------

Harry S. Gruner                        457,331(10)                    3.4%

William E. Odom                          9,066(11)                       *

Executive Officers and               5,131,591(12)                   38.0%
Directors as a group
(8 persons)

Kern Capital Management, LLC          807,000 (13)                    6.2%
Robert E. Kern Jr.
David G. Kern
114 West 47th Street, Suite 1926
New York, New York 10036

---------------------------------

*  Less than 1%.

** Nominee.

(1) Unless otherwise indicated, the mailing address of each shareholder is c/o V-ONE Corporation, 20250 Century Boulevard, Suite 300, Germantown, MD 20874.

(2) In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

       Each director and executive officer possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual currently has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days after February 28, 1998.

(3) Number of shares deemed outstanding includes any shares subject to stock options and warrants beneficially owned by the person in question that are currently exercisable or become exercisable within 60 days after February 28, 1998.

(4) Includes: 600,000 shares of Common Stock held in a family limited partnership, the general partner of which is a corporation controlled by James F. Chen and his wife Mary S. Chen. Does not include (i) 71,110 shares of Common Stock registered in the name of Mary S. Chen as Trustee under trusts for the benefit of Mr. Chen's children with respect to which Mary S. Chen possesses voting and investment power and (ii) 279,100 shares of Common Stock held by the Chen Foundation, Inc. with respect to which Mary S. Chen possesses sole voting and dispositive power, for which shares Mr. Chen disclaims beneficial ownership.

(5) Includes (i) 120,000 shares of Common Stock held in a family limited partnership, the general partner of which is a corporation controlled by Jieh-Shan Wang and his wife Shwu-Ru Wang, (ii) options to purchase 7,500 shares of Common Stock granted under the Company's 1996 Incentive Stock Plan ("1996 Plan") and (iii) 129,474 shares of Common Stock subject to restrictions on transferability under the terms of the Company's 1996 Non-Statutory Stock Option Plan.

(6) Includes options to purchase 13,750 shares of Common Stock granted under the Company's 1996 Plan.

(7)   Owned jointly with Kathleen H. Chen, his wife.

(8) Does not include options and warrants to purchase 800,000 shares of Common Stock, in the aggregate, that are not currently exercisable.

(9) Includes 2,400 shares held by his wife and options to purchase 35,000 shares of Common Stock granted under the 1996 Plan.

(10) Includes an option to purchase 6,666 shares of Common Stock granted under the 1996 Plan and warrants to purchase 383,999 shares of Common Stock held by JMI Equity Fund II, L.P. ("JMI"). These warrants are subject to further adjustment as a result of the issuance of the Series A Stock. Also includes 66,666 shares of Common Stock held by JMI. Mr. Gruner is a general partner of JMI Partners II, L.P., the general partner of JMI. See "Certain Transactions."

(11) Includes an option to purchase 6,666 shares of Common Stock granted under the 1996 Plan.

(12) Includes 129,474 shares of Common Stock shares subject to restrictions on transferability under the terms of the Company's 1996 Non-Statutory Stock Option Plan, options to purchase 69,582 shares of Common Stock granted under the 1996 Plan and warrants to purchase 383,999 shares of Common Stock held by JMI that are currently exercisable.

(13) Based on a Schedule 13G dated February 13, 1998, Kern Capital Management, LLC reports that it has sole voting and dispositive power with respect to such shares and that Robert E. Kern, Jr. and David G. Kern are principals and controlling members of Kern Capital Management, LLC.

                            ELECTION OF DIRECTORS
                                (PROPOSAL 1)

      The Company's restated bylaws provide for a Board consisting of up to seven members serving staggered terms. The terms of office of Charles C. Chen and David D. Dawson on the Board will expire at the Annual Meeting. Charles C. Chen and David D. Dawson have been nominated by the Board for reelection to the Board to serve for a three-year term.

      There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as a director or selected as a nominee, except that, under Mr. Dawson's employment agreement, the Board was required to elect Mr. Dawson to fill a vacancy on the Board. Under his employment agreement, Mr. Dawson also has the right to nominate a person to serve as a director of the Company (in addition to himself) and the Company is required to establish a committee of the Board (composed of Mr. Dawson, James F. Chen and one other director chosen by Mr. Dawson and Mr. Chen) to make recommendations for replacement of the members of the Board during the period ending November 21, 1998. No such committee has yet been established.

      If any nominee becomes unavailable for any reason, or if any other vacancy in the class of directors to be elected at the Annual Meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such other vacancy on the Board. The Board has no reason to believe that the nominees will be unavailable or that any other vacancy on the Board will occur. The nominees have consented to be named and have indicated their intent to serve if elected.

      THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR REELECTION AS DIRECTORS SET FORTH ABOVE.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The directors of the Company are currently classified into three classes, which are elected on a staggered basis. Each director serves for a three-year term and until his successor is duly elected and qualified. The current members of the Board are set forth below:



                                   DIRECTOR
                                    OF THE
                                   COMPANY     TERM     POSITION(S) CURRENTLY
     NAME                           SINCE     EXPIRES   HELD WITH THE COMPANY
     ----                           -----     -------   ---------------------

 James F. Chen (1)..............    1993      1999     Chairman of the
                                                       Board and Director

 Charles C. Chen(1)(2)(3).......    1993      1998     Director

 David D. Dawson (3)............    1997      1998     President, Chief
                                                       Executive Officer
                                                       and Director

 Harry S. Gruner (2) ...........    1996      2000     Director

 William E. Odom (2)............    1996      1999     Director

---------------------

(1)   Member of the Executive Committee.
(2)   Member of the Audit Committee.
(3)   Nominee for election.

      Biographical information regarding the directors of the Company is as follows:

      JAMES F. CHEN, 47, founded the Company in February 1993 and has since served as a director. From inception until November 21, 1997, Mr. Chen served as the Company's President and Chief Executive Officer. On November 21, 1997, Mr. Chen was elected Chairman of the Board. From 1980 to 1990, Mr. Chen managed INTELSAT's world-wide ground network engineering projects. From 1990 to January 1993, he managed the INTELSAT Ground Network Engineering Department and, from March 1992 to January 1993, he also directed its Management Information Systems Division. Mr. Chen holds an M.S. in Computer Science from George Washington University and a B.S. in Electrical Engineering from Georgia Institute of Technology. He is Charles C. Chen's brother.

      CHARLES C. CHEN, D.D.S., 43, has served as a director of the Company since February 1993 and as the Company's Secretary from December 12, 1995 until February 2, 1998. Since July 1982, Dr. Chen has practiced periodontics with
Zupnik, Winson & Chen, D.D.S.P.A. Dr. Chen holds a D.D.S. from the Baltimore College of Dental Surgery, University of Maryland, and a B.S. in Chemistry from the University of Maryland. He is James F. Chen's brother.

      DAVID D. DAWSON, 50, has served as the President and Chief Executive Officer of the Company since November 21, 1997 and as a director since December 12, 1997. From March 1996 until November 1997, he served as General Manager of Ascend Communications, Inc., a data communications hardware company. From April 1994 until March 1996, he served as Chief Operating Officer, and from November 1995 until March 1996, he served as Chief Executive Officer of Morning Star Technologies, a firewall and communications company. From October 1992 until April 1994, he was Vice President of Development for Net Express Systems, a data communications hardware company. Mr. Dawson holds an M.S. in Computer Science from Fairleigh Dickinson University, an M.S. in Operations Research from Air Force Institute of Technology, and a B.S. in Electrical Engineering from the United States Military Academy at West Point.

      HARRY S. GRUNER, 38, has served as a director of the Company since June 1996. Since November 1992, he has been a general partner of JMI Equity Fund, a private equity investment partnership. From August 1986 to October 1992, Mr. Gruner was with Alex. Brown & Sons Incorporated, most recently as a principal. Mr. Gruner is also a director of the META Group, Inc., a syndicated information technology research company, and Hyperion Software, Inc., a financial software company, and numerous other privately held companies. Mr. Gruner holds an M.B.A. from Harvard Business School and a B.A. in History from Yale University.

      (RETIRED) LT. GEN. WILLIAM E. ODOM, 65, has served as a director of the Company since June 1996. Since October 1988, General Odom has served as Director of National Security Studies at the Hudson Institute. He has also served as an adjunct professor at Yale University since January 1989. Prior to his retirement from the military in 1988, General Odom held several military posts including, Director of the National Security Agency, Assistant Chief of Staff for Intelligence and Military Assistant to the National Security Advisor during the Carter Administration. He is also a director of Nichols Research Corporation, American Technologies Group and American Science & Engineering. General Odom holds an M.A. and Ph.D. from Columbia University and a B.S. from the United States Military Academy at West Point.

COMPENSATION OF DIRECTORS

      The Company reimburses directors for travel expenses incurred in connection with their attendance at meetings of the Board and its committees. The two new non-employee directors elected at the June 1996 annual meeting of shareholders (Messrs. Gruner and Odom) each received an option to purchase 6,666 shares of Common Stock under the 1996 Plan upon such election.

      From March 1, 1996 through March 1, 1997, Mr. Odom has been providing consulting services to the Company for a fee of $2,500 per quarter.

BOARD OF DIRECTORS AND COMMITTEES

      Meetings of the Board are held regularly each month and as required. During 1997, the Board held four meetings. The following are the committees of the Board:

      The Board has established an Audit Committee ("Audit Committee") to recommend the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants the Company's year-end operating results and consider the adequacy of the internal accounting procedures. The Audit Committee consists of three directors, none of whom are employees of the Company. The Audit Committee met once in 1997.

      The Board has also established a Compensation Committee ("Compensation Committee") and an Executive Committee ("Executive Committee"). The Compensation Committee, which consisted of two directors until Hai Hua Cheng resigned on November 7, 1997, reviewed and recommended the compensation arrangements for all directors and officers, approved such arrangements for other senior level employees and administered and took such other action as may have been required in connection with certain compensation and incentive plans of the Company. The Compensation Committee has not yet been reconstituted. The Compensation Committee did not meet in 1997; however, the Committee has followed the practice of taking action by written consent. The Executive Committee, which consists of two directors, addresses significant corporate, operating and management matters between meetings of the full Board. The Executive Committee did not meet during 1997.

      The Company currently has no standing nominating committee. A director can be nominated by a member of the Board or by written notice to the Board not less than 120 calendar days in advance of the anniversary date of the Company's previous year's annual meeting of shareholders.

      No current member of the Board attended fewer than seventy-five percent (75%) of the meetings of the Board and committees of the Board on which he served during 1997.

                  INFORMATION CONCERNING EXECUTIVE OFFICERS

      The Company's executive officers are elected each year by the Board, unless the Board determines, upon appointing an officer, that he or she shall serve for a different term. Any executive officer may be removed at any time, with or without cause, by the Board. Biographical information with respect to James F. Chen is provided above. See "Information Concerning the Board of Directors." Biographical information regarding the other executive officers of the Company is as follows:

      JIEH-SHAN WANG, PH.D., 43, has been with the Company since its inception and has served as the Company's Senior Vice President and Chief Technical Officer since January 1997. From April 1996 to December 1996, Dr. Wang served as the Company's Senior Vice President and Chief Technical Officer, from August 1995 to April 1996, Dr. Wang served as the Company's Vice President of Engineering and, from April 1994 to August 1995, he served as Chief Engineer. Dr. Wang was with INTELSAT from June 1991 to April 1994, as Senior Systems Engineer, where he led a team of engineers in the development of network applications. Dr. Wang holds a Ph.D. in Physics from the University of Maryland and a B.S. in Physics from National Taiwan University.

      CHARLES B. GRIFFIS, 53, has served as the Company's Senior Vice President and Chief Financial Officer since September 1996 and began serving as the Company's Treasurer as of January 1, 1997. Prior to joining the Company, Mr. Griffis served as Senior Vice President and Chief Financial Officer of Masstor Systems Corporation, a company that filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on September 8, 1994, from April 1990 to September 1996. From November 1983 to April 1990, Mr. Griffis served as a General Partner of Griffis, Sandler & Co., a private venture capital firm, and as President of Charles Griffis & Co., Inc., a business consulting firm. Mr. Griffis holds an M.B.A. in Finance from Columbia University and a B.A. in History from Yale University.

      CHRISTOPHER T. BROOK, 58, has served as the Company's Vice President of Product Development since February 1997. From September 1996 to February 1997, Mr. Brook served as the Company's Director of Product Development. Mr. Brook was with GE Information Services, Inc. for approximately 27 years prior to joining the Company, holding a number of technology-related positions including Manager of Directory Services and Network Architecture, Manager of Network Architecture and most recently, Manager of Emerging Technology, where Mr. Brook was responsible for investigating new information technologies. Mr. Brook graduated from Clifton College (Bristol, England) with an emphasis in the Classics.

                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth compensation paid to the Company's current President and Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 during the year ended December 31, 1997 and one former executive officer whose annual salary and bonus would have exceeded $100,000 during the year ended December 31, 1997 had he remained in office until the end of the year ("Named Executives") and their compensation for services in 1997, 1996 and 1995.


                                                ANNUAL COMPENSATION
                                      -----------------------------------------


                                                                                  LONG TERM
                                                                                 COMPENSATION
Name and Principal                                             Other Annual         AWARDS       All Other
Position                      Year    Salary($)   Bonus($)   Compensation($)(1)   Options(#)   Compensation($)
------------------            ----    ---------   --------   ------------------  -----------   ---------------
James F. Chen                 1997   $170,000    $     0          --                   --         $3,665(3)
Chairman of the Board(2)      1996   $123,385    $13,000          --                   --         $4,350(3)
                              1995        --     $18,000          --                   --         $5,273(4)

David D. Dawson               1997   $ 21,282    $     0          --              800,000(5)          --
President and Chief           1996        --          --          --                   --             --
Executive Officer             1995        --          --          --                   --             --

Jieh-Shan Wang                1997   $140,000    $     0          --               30,000         $3,778(7)
Senior Vice President &       1996   $101,667    $ 3,000          --              166,666(6)      $4,633(7)
Chief Technical Officer       1995   $ 69,500    $ 2,000          --                   --         $3,273(7)

Charles B. Griffis            1997   $142,500    $     0          --               45,000             --
Senior Vice President &       1996   $ 36,820    $10,000          --               75,000         $3,240(8)
Chief Financial Officer       1995         --         --          --                   --             --

Christopher T. Brook          1997   $118,333    $     0          --               15,000             --
Vice President of             1996   $ 27,273    $     0          --               60,000             --
Product Development           1995         --         --          --                   --             --

Barnaby M. Page (9)           1997   $ 66,666    $16,026          --                   --             --
Former Vice President         1996   $ 63,333         --          --              112,474             --
of Financial Services         1995   $ 10,000         --          --                   --             --

---------------------

(1)   For 1997, 1996 and 1995, the aggregate amount of such Other Annual  Compensation for each
      Named  Executive is not  reportable  under SEC rules because such amount is the lesser of either $50,000 or 10% of total annual salary and bonus for each Named Executive.

(2)   Mr. Chen served as President and Chief  Executive  Officer of the Company until  November 21,
      1997.

(3)   Represents payments made by the Company to finance Mr. Chen's automobile.

(4)   Represents  payments made by the Company of $2,213 to finance Mr. Chen's  automobile  and
      $3,060 for Mr. Chen's health insurance.

(5)   Represents  options to purchase  500,000  shares of Common Stock at an exercise  price of
      $3.125 per share granted under the 1996 Plan and warrants to purchase  300,000  shares of
      Common Stock at an exercise price of $3.125 per share. These options and warrants vest as to 25% of the  shares  on the  first  anniversary  of  the  date  of  grant  and as to an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant.  The options and warrants  become fully vested in the event of a change in control of the Company.

(6)   Represents  options  granted under the  Company's  1996  Non-Statutory  Stock Option Plan
      (expired on December 31,  1996),  which,  upon  exercise,  became  shares of Common Stock subject to restrictions on transferability.

(7)   Represents payments made by the Company to finance Mr. Wang's automobile.


(8)   Represents payments made by the Company for Mr. Griffis' relocation.

(9)   Mr. Page resigned his position with the Company effective August 29, 1997.



STOCK OPTIONS

      The following tables set forth further information regarding the grant of options and warrants to the Named Executives of the Company in 1997. No stock appreciation rights ("SARs") were granted to any Named Executive during 1997.


                                                            INDIVIDUAL GRANTS
                              -------------------------------------------------------------------------------
                                           % of Total
                              Number of     Options
                              Securities   Granted to    Exercise               Potential Realizable Value at
                              Underlying    Employees    or Base                  Assumed annual Rates of
                               Options      in Fiscal     Price     Expiration  Stock Price Appreciation for
       Name                   Granted (#)    Year (3)   ($/Sh)(1)     Date              Oprtion Term
       ----                   -----------    --------   ---------   ----------  -----------------------------
                                                                                   5%               10%
James F. Chen                      --           --          --        --           --               --
Chairman of the Board

David D. Dawson               800,000(2)      33.4%     $3.125     11/21/2007   $ 1,572,235    $3,984,356
President and Chief
Executive Officer

Jieh-Shan Wang                 30,000(3)       2.0%     $5.875      2/13/2007   $   110,843    $  280,897
Senior Vice President
and Chief Technical
Officer

Charles B. Griffis             25,000(3)       1.7%     $5.875      2/13/2007   $    92,369    $  234,081
Senior Vice President          20,000(4)       1.3%     $4.00      10/15/2007   $    50,312    $  127,499
and Chief Financial
Officer

Christopher T. Brook           15,000(3)       1.0%     $5.875      2/13/2007   $    55,421    $  140,449
Vice President of
Product Development

Barnaby M. Page                   --           --         --           --             --            --
Former Vice President
of Financial Services
______________________________


(1)   Represents fair market value on date of grant.

(2) Represents options to purchase 500,000 shares of Common Stock at an exercise price of $3.125 per share granted under the 1996 Plan and warrants to purchase 300,000 shares of Common Stock. These options and warrants vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. The options and warrants become fully vested in the event of a change in control of the Company.

(3) These options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. These options were granted under the 1996 Plan and become fully vested in the event of a change in control of the Company.

(4) These options vested as to 10,000 shares on January 1, 1998 and vest as to an additional 2,500 shares on each of October 15, 1998, 1999, 2000 and 2001. These options were granted under the 1996 Plan and become fully vested in the event of a change in control of the Company.

      The following table summarizes the value realized upon exercise of outstanding stock options and the value of the outstanding options held by the Named Executives at December 31, 1997.

                                                                         Value Of
                                                        Number Of      Unexercised
                                                       Unexercised     In-the-money
                                                        Options At      Options At
                                                        December 31,    December 31,
                           Shares                         1997 (#)      1997 ($) (1)
                          Acquired                     -------------   -------------
                             On            Value        Exercisable/    Exercisable/
    Name                 Exercise(#)    Realized($)    Unexercisable   Unexercisable
    ----                 -----------    -----------    -------------   -------------
James F. Chen                 --           --               --               --
Chairman of the Board

David D. Dawson               --           --           0/800,000        $0/$300,000
President and
Chief Executive Officer

Jieh-Shan Wang                --           --         7,500/30,000          $0/$0
Senior Vice President
and Chief Technical
Officer

Charles B. Griffis            --           --        35,000/120,000         $0/$0
Senior Vice President
and Chief Financial
Officer

Christopher T. Brook          --           --         13,750/75,000         $0/$0
Vice President of
Product Development

Barnaby M. Page               --           --           109,650/0       $103,482/$0
Former Vice President
of Financial Services

-----------------------------

(1)   Based on the closing sales price of $3.50 on December 31, 1997.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      In June 1996, the Board established the Compensation Committee, which made recommendations concerning the compensation arrangements for all directors and executive officers. From January 1 through November 7, 1997, the members of the Compensation Committee were Hai Hua Cheng and William E. Odom. On November 7, 1997, Mr. Cheng resigned his position as a director of the Company. The Compensation Committee has not yet been reconstituted by the Board.

      Consistent with the Company's growth, in April 1997, the Compensation Committee began to adjust the compensation paid to its executive officers to be competitive within the high technology industry. As a result, compensation for executive officers currently consists primarily of base salary, cash bonuses and grants of stock options pursuant to the Company's plans. Base salaries were initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Bonuses and annual salary adjustments, if any, were determined by evaluating performance taking into account such factors as achievement of the Company's strategic goals, assumption of additional responsibilities, attainment of specific individual objectives, and the compensation paid to other senior executives in the Company's industry. The Board believes that stock ownership by management is especially beneficial in aligning the interest of management and shareholders in the Company.

      From the inception of the Company until 1996, James F. Chen received a significant number of shares of the Company in lieu of receiving a salary. In June 1996, Mr. Chen entered into an employment agreement with the Company that provided for a base salary of $125,000 per annum. In April 1997, the Compensation Committee determined to increase Mr. Chen's base salary to $185,000 per annum in order to align his compensation with that paid to other senior executives in the Company's industry. On November 21, 1997, Mr. Chen was appointed Chairman of the Board of the Company and ceased to serve as its President and Chief Executive Officer in connection with the Company's retention of David D. Dawson. See "-- Employment Agreements" for more information regarding Mr. Chen's employment agreement.

      On November 21, 1997, the Company retained Mr. Dawson as its President and Chief Executive Officer. On that date, the Company entered into an employment agreement with Mr. Dawson, the terms of which were approved by the Board. Pursuant to such employment agreement, Mr. Dawson's base salary was set at $200,000 per annum and he received options and warrants to purchase 800,000 shares of Common Stock at an exercise price of $3.125 per share. The amount of Mr. Dawson's initial annual salary and the number of options and warrants were determined after consulting with the executive search firm retained by the Company to attract candidates for the position of President and Chief Executive Officer. See "-- Employment Agreements" for more information regarding Mr. Dawson's employment agreement.

      Also in June 1996, the Company entered into an employment agreement with Jieh-Shan Wang, who holds the position of Senior Vice President and Chief Technical Officer. Mr. Wang's agreement provided for a base salary of $100,000 per annum. In April 1997, the Compensation Committee determined to increase Mr. Wang's base salary to $140,000 per annum in order to align his compensation with that paid to other senior executives in the Company's industry. See "-- Employment Agreements" for more information regarding Mr. Wang's employment agreement.

      In April 1997, the Company determined to increase the salary of Charles B. Griffis, its Senior Vice President and Chief Financial Officer, to $150,000 per annum in order to align his compensation with that paid to other senior executives in the Company's industry. See "-- Employment Agreements" for more information regarding Mr. Griffis' employment agreement.

      No bonuses were paid to any of the Named Executives for 1997 other than $16,026 paid to Barnaby M. Page for meeting his sales quota. Mr. Page left the Company's employ on August 29, 1997.

      Grants of Company stock options are intended to align the interest of executives, key employees and others with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain with the Company. The Board initially authorized the Compensation Committee to grant stock options to key employees and others under the Company's stock option plans. Currently, the Board is administering the Company's stock option plans. In the past, Mr. Chen has recommended, and currently Mr. Dawson recommends, to the Compensation Committee or the Board levels of stock option grants based upon the same factors as used for bonus and salary adjustments. Mr. Chen does not currently hold, nor has he ever been granted, options to purchase the Company's Common Stock.

      Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Named Executives. Currently, no executive officer of the Company is paid compensation in excess of $1 million per year and it is not anticipated that any executive officer will be paid in excess of $1 million in 1997. The Plan and the 1996 Plan provide for awards that can be made in compliance with Section 162(m).

                               Charles C. Chen
                                James F. Chen
                               David D. Dawson
                               Harry S. Gruner
                               William E. Odom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Until November 7, 1997, the Compensation Committee was composed of directors Hai Hua Cheng and William E. Odom. On November 7, 1997, Mr. Cheng resigned as a director and the Compensation Committee has not yet been reconstituted.

      One of the Company's executive officers, Jieh-Shan Wang, paid for options granted under the Company's 1995 Non-Statutory Stock Option Plan with a promissory note. Mr. Wang borrowed $124,750 from the Company and executed a 6% interest-bearing promissory note, due April 22, 2006, that was secured by the shares of Common Stock issued on exercise of the option by Mr. Wang ("Pledged Shares"). The terms of the note provided for payments of principal and interest to be made annually, beginning on April 22, 1997. If, at any time, the fair market value of the Pledged Shares securing the note was less than the amount due under the note, Mr. Wang remained liable for the balance due. If Mr. Wang sold the Pledged Shares at any time prior to April 22, 2006, then the proceeds of the sale would have been applied to the balance of the note before payment would be made to Mr. Wang. On February 11, 1998, Mr. Wang repaid the note by tendering 37,192 shares of Common Stock to the Company, valued at $3.25 per share. The largest amount of indebtedness outstanding on the note during 1997 was $120,080.

      The Company has adopted a policy providing that all material transactions (other than compensation arrangements that must be approved by the Compensation Committee) between the Company and its officers, directors and other affiliates
(i) must be approved by a majority of the disinterested members of the Board or a committee thereof (following disclosure to the Board of the material facts of the relationship and the transaction), and (ii) must be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

      The following graph compares the change from the date of the Company's Common Stock began trading on the Nasdaq National Market in the Company's total return on its Common Stock with (a) the change in the total return on the stocks included in the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) and
(b) the change in the total return on the stocks included in the Company's peer group (5 companies) assuming an initial investment of $100 on October 24, 1996, the date the Common Stock began trading on Nasdaq. All of these total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. The Common Stock price performance shown below should not be viewed as being indicative of future performance. The companies currently in the peer group are Check Point Software Technologies Ltd., Security Dynamics Technologies, Inc., Cylink Corp., Raptor Systems, Inc., and AXENT Technologies, Inc.

SOURCES:  NASDAQ
                        October 24, 1996   December 31, 1996 December 31, 1997
V-ONE CORP                        100.00              145.00             70.00
NASDAQ TOTAL RETURN               100.00              105.60            129.58
INDEX
PEER GROUP (5 COMPANIES)          100.00               83.26             95.59



                                  TOTAL RETURN


          [STOCK PERFORMANCE GRAPH SHOWING PLOT POINTS INDICATED ABOVE]



EMPLOYMENT AGREEMENTS

      On June 12 and July 8, 1996, respectively, the Company entered into employment agreements with James F. Chen and Jieh-Shan Wang (each an "Executive") at initial annual base salaries of $125,000 and $100,000, respectively. Each employment agreement has a two year term and is automatically renewed for additional two year terms on each successive anniversary date, commencing June 12 and July 8, 1997, respectively. However, either the Company or the Executive may serve written notice of termination prior to June 12 or July 8, 1997, respectively, or prior to June 12 or July 8 of each succeeding year, as the case may be, in which case the respective employment agreement will terminate at the end of the two year period that begins with June 12 or July 8 following the date of such written notice. On November 21, 1997, the Company's employment agreement with James F. Chen was modified to provide that Mr. Chen serves solely as Chairman of the Board of the Company.

      Under each employment agreement, the Board (or a Board committee) is obligated to review the Executive's base salary promptly following the completion of the Company's initial public offering ("Offering") and thereafter at least annually. As a result of such review, the Board or committee may, in its discretion, increase, but generally may not decrease, the Executive's base salary. After any adjustment following the Offering, the Board or committee may not increase the Executive's base salary for any one year by an amount greater than 50% of his then base salary. It is intended that the Board or committee will consider in any such review factors relating to the Executive's performance, duties and responsibilities and endeavor to maintain his compensation at a level comparable to that of similarly situated executives in the Company's industry. In April 1997, the annual salaries of Mr. Chen and Mr. Wang were increased to $185,000 and $140,000, respectively. Each employment agreement also provides that the Executive may be paid such bonuses, if any, as may be awarded from time to time by the Board or such committee, in its discretion. Such bonuses shall be based on results of operations, special contributions made by the Executive, seniority, competitive conditions in the Company's industry and such other factors as the Board or such committee considers relevant.

      In the case of Mr. Chen's employment agreement, in the event that (i) Mr. Chen terminates his employment with the Company (other than because of his death) within two years following a change in control (as defined in the employment agreement), (ii) the Company terminates Mr. Chen's employment for any reason (other than because of death, disability or just cause) within two years following a change in control, (iii) Mr. Chen terminates his employment with the Company because of the Company's material breach of the employment agreement,
(iv) Mr. Chen's base salary is reduced unless such reduction is permitted by the employment agreement or (v) the Company's principal executive offices are relocated to a location outside Montgomery County, Maryland, or the Company requires Mr. Chen to be based anywhere other than the Company's principal executive offices, then the Company must make a lump sum severance payment to Mr. Chen. The payment is equal to the sum of (a) the aggregate amount of the future base salary payments Mr. Chen would have received if he continued in the employ of the Company until 24 months (36 months if an event described in clauses (i) or (ii) above occurs) following the termination date and (b) Mr. Chen's projected bonus for the year in which the termination date occurs. The payment required by clause (a) is calculated at the highest rate of base salary paid to Mr. Chen at any time under the employment agreement, with such payments discounted to present value at a discount rate equal to 1% above the per annum one-year Treasury Bill rate. The bonus amount is computed assuming that Mr. Chen had remained in the Company's employ until the end of that year and that all performance goals or other performance measures have been met at the then current level for the remainder of that year.

      Under Mr. Wang's employment agreement, Mr. Wang receives a lump sum severance payment under the circumstances described in clauses (ii), (iii), (iv) and (v) in the preceding paragraph. Mr. Wang's severance payment is calculated in the same manner as Mr. Chen's except that, for purposes of the calculation of benefits payable under clause (a) of the preceding paragraph, Mr. Wang is limited to 24 months of base salary in all circumstances, including the circumstances described in clause (ii).

      The Company may terminate the Executive's employment for "just cause" at any time by giving him written notice, in which case the Company is only obligated to pay him his base salary as then in effect through the termination date. If the Executive fails to perform his duties under the employment agreement on account of a disability, the Company may terminate the agreement on a date not less than 30 days thereafter unless he resumes full performance of his duties within such period. Each Executive is entitled to terminate his employment with the Company on, or at any date after, a date on which he is at least 65 years old. Each employment agreement also terminates in the event of the Executive's death. In either such event, the Company must pay the Executive or his legal representative the Executive's base salary as then in effect that has accrued to the last day of the month in which the retirement date or the date of death occurs.

      On November 21, 1997, the Company entered into an employment agreement with David D. Dawson, its President and Chief Executive Officer. The employment agreement has a two year term and is automatically renewed for an additional one year term on such second anniversary date and each successive anniversary date thereafter. However, either the Company or Mr. Dawson may serve written notice of its or his intention not to renew not less than 30 days prior to the then current termination date of the agreement, in which case the employment agreement terminates on such termination date.

      Mr. Dawson's salary was initially set at $200,000 per year, subject to increase by the Board. The employment agreement also provides that Mr. Dawson is eligible for a cash bonus in the amount of 40% of his base salary if he meets certain performance objectives; the bonus may be increased if the objectives are exceeded.

      If the Company terminates Mr. Dawson's employment for cause, he is not entitled to any severance payment. Mr. Dawson is deemed to be terminated for cause if, in the reasonable determination of the Board, he, among other things, is convicted of a felony or a crime involving moral turpitude, participates in a fraud against the Company, or willfully discloses the Company's trade secrets or other confidential information to any of its competitors. If the Company terminates Mr. Dawson's employment other than for cause (or fails to renew the employment agreement other than for cause), Mr. Dawson receives a severance payment equal to one year's salary (or, if greater, base salary for the period beginning on the termination date and ending on November 21, 1999. In the event Mr. Dawson's employment with the Company terminates, he has agreed to resign as a director.

      On November 7, 1997, the Company entered into an amended employment agreement with Charles B. Griffis, its Senior Vice President and Chief Financial Officer. The amended employment agreement has no term; however, if Mr. Griffis is employed by the Company on the date of a change of control (which term is defined in the amended employment agreement), Mr. Griffis' employment is extended for 12 months following the change of control.

      Mr. Griffis salary was initially set at $150,000 per year. Mr. Griffis is also eligible to receive a bonus. In the event Mr. Griffis' employment is terminated as a result of his death or his retirement after age 65, he or his legal representative receives his salary through the end of the month in which his death or retirement occurs. If Mr. Griffis fails to perform his duties under the employment agreement on account of a disability, the Company may terminate the agreement on a date not less than 30 days thereafter unless he resumes full performance of his duties within such period. The Company may terminate Mr. Griffis' employment for "just cause" at any time by giving him written notice, in which case the Company is only obligated to pay him his base salary as then in effect through the termination date.

      In the event that (i) Mr. Griffis' employment with the Company is terminated (other than because of his death, disability or "just cause") within one year following a change of control (as defined in the amended employment agreement), (ii) Mr. Griffis terminates his employment with the Company because of the Company's material breach of the employment agreement, (iii) Mr. Griffis' base salary is reduced unless such reduction is permitted by the amended employment agreement or (iv) the Company's principal executive offices are relocated to a location outside Montgomery County, Maryland, or the Company requires Mr. Griffis to be based anywhere other than the Company's principal executive offices, then the Company must make a lump sum severance payment to Mr. Griffis. The payment is equal to the sum of (a) the aggregate amount of the future base salary payments Mr. Griffis would have received if he continued in the employ of the Company until 12 months following the termination date and (b) Mr. Griffis' projected bonus for the year in which the termination date occurs. The payment required by clause (a) is calculated at the highest rate of base salary paid to Mr. Griffis at any time under the employment agreement, with such payments discounted to present value at a discount rate equal to 1% above the per annum one-year Treasury Bill rate. The bonus amount is computed assuming that Mr. Griffis had remained in the Company's employ until the end of that year and that all performance goals or other performance measures have been met at the then current level for the remainder of that year. In addition, all unvested stock options provided for under the terms of the original employment letter vest on the termination date and the exercise period of these options is extended until the latest date they could have been exercised if Mr. Griffis had remained employed by the Company until 12 months had elapsed following the change of control.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq, the exchange on which the Company's Common Stock is listed for trading. Executive officers, directors and greater than ten-percent shareholders (collectively, the "Reporting Persons") are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on review of the copies of such forms to the Company, and written representations by the Reporting Persons, the Company believes that, for the year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Reporting Persons were met, except that one Form 5, covering one transaction, was not timely filed by William E. Odom, a director of the Company, one Form 4, covering one transaction, was not timely filed by Harry S. Gruner, a director of the Company, and one Form 4, covering one transaction, was not timely filed by James F. Chen, Chairman of the Board and a director of the Company.


     RATIFICATION OF ADOPTION OF THE 1998 NON-QUALIFIED STOCK OPTION PLAN
                                 (PROPOSAL 2)

      The Board adopted the 1998 Non-Qualified Stock Option Plan ("1998 Plan") on February 2, 1998. The Company is soliciting shareholder approval of the 1998 Plan so that, among other reasons, the 1998 Plan complies with the requirements of Section 162(m) of the Code and the Company's ability to deduct compensation paid to executive officers under the 1998 Plan is preserved. The 1998 Plan will not be effective unless and until it is approved by the Company's shareholders.

PURPOSE

      The purpose of the 1998 Plan is to advance the interest of the Company and its subsidiaries by encouraging and providing for the acquisition of an equity interest in the Company by non-employee directors, officers, key employees and consultants through the grant of awards with respect to shares of Common Stock. The 1998 Plan will enable the Company to retain the services of non-employee directors, officers, key employees and consultants upon whose judgment, interest, and special effort the successful conduct of its operations are largely dependent and to complete effectively with other enterprises for the services of non-employee directors, officers, key employees and consultants as may be needed for the continued improvement of its business. The consideration for issuance of the awards is the continued services of the non-employee directors, officers, key employees and consultants to the Company and its subsidiaries. The 1998 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

AWARDS AVAILABLE UNDER THE 1998 PLAN

      Pursuant to the 1998 Plan, 2,500,000 shares of Common Stock were reserved for future issuance by the Company to non-employee directors, officers, key employees and consultants through the grant of incentive stock options and non-qualified stock options to purchase Common Stock of the Company and restricted share awards. Such shares of Common Stock may be newly issued or Treasury shares and have an aggregate market value of approximately $6.875 million based on the price per share as of February 27, 1998 of $2.75. As of March 31, 1998, no awards have been made under the 1998 Plan.

      In the event the purchase price of an option is paid or tax or withholding payments relating to an award are satisfied, in whole or in part through the delivery of shares of Common Stock, a participant will be deemed to have received an award with respect to those shares of Common Stock. The Common Stock covered by any unexercised portions of terminated options, shares of Common Stock forfeited and shares of Common Stock subject to awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 1998 Plan.

      Awards to officers, key employees and consultants under the 1998 Plan may take the form of both stock options and restricted share awards; however, no employee may receive awards with respect to more than 500,000 shares of Common Stock under the 1998 Plan. As of February 28, 1998, approximately 71 officers and key employees and one consultant were eligible to receive awards under the 1998 Plan. Awards under the 1998 Plan may be granted alone or in combination with other awards. Non-employee directors may only receive non-discretionary stock option awards (described in more detail below) under the 1998 Plan. As of February 28, 1998, none of the Company's non-employee directors were eligible to receive options under the 1998 Plan.

1998 PLAN ADMINISTRATION

      The 1998 Plan may be administered by a committee of the Board ("Committee") or the Board. If the Committee administers the 1998 Plan, the Committee must be composed of at least two directors of the Company, each of whom is a "non-employee director" as defined in Rule 16b-3, as promulgated by the SEC under the Exchange Act, and an "outside director" within the meaning of
Section 162(m) of the Code. If, however, at least two of the Company's directors are not both "non-employee directors" and "outside directors," the Plan is administered by the Board. The 1998 Plan is currently administered by the Board.

      The Committee or the Board determines, among other things, the officers, key employees and consultants who are eligible for and granted awards, determines the amount and type of awards, determines the duration of the options (which may not exceed ten years), establishes rules and guidelines relating to the 1998 Plan, establishes, modifies and terminates terms and conditions of awards and takes such other action as may be necessary for the proper administration of the 1998 Plan.

      If a Committee administers the 1998 Plan, its members are appointed by the Board. Directors may be removed at any time but only for cause and only by the affirmative vote of the holders of 67% or more of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

STOCK OPTIONS

      Stock options  ("Incentive  Stock  Options")  meeting the  requirements of
Section 422 of the Code and stock options that do not meet such requirements ("Non-Qualified Options") are both available for grant under the 1998 Plan. The term of each option will be determined by the Committee or the Board, but no option will be exercisable more than ten years after the date of grant. Options will also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee or the Board. The exercise price for an Incentive Stock Option must be at least 100% of the fair market value of a share of Common Stock on the date of grant of such option (110% in the case of Incentive Stock Options granted to a shareholder who owns in excess of 10% of the Company's voting stock). There is no minimum exercise price for Non-Qualified Options (other than par value per share). The exercise price is payable in cash, in shares of Common Stock owned by a participant for at least six months, with respect to Non-Qualified Options only, a promissory note payable to the Company, or by cashless exercise with a participant's broker, as determined by the Committee or the Board.

      Stock options granted under the 1998 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise provided in the relevant option agreement, options will only be exercisable within three months of any termination of employment (and then only to the extent the option was exercisable on the date of termination of employment) other than termination for "cause" or termination due to death or disability. Unless otherwise provided in the relevant option agreement, options will be exercisable in full (unless previously exercised) by a participant or beneficiary, as the case may be, within one year of a termination of employment by reason of death or disability. If a participant's employment is terminated for "cause," his or her options will no longer be exercisable after the date of such termination of employment unless the option agreement provides otherwise. In no event, however, may an option be exercised after the end of its term.

      The Committee or the Board may provide that, if a participant surrenders already owned shares of Common Stock in full or partial payment of an option, then, concurrent with such surrender, the participant, subject to the availability of shares of Common Stock under the 1998 Plan, will be granted a new Non-Qualified Option (a "Reload Option") covering a number of shares of Common Stock equal to the number so surrendered. A Reload Option may be granted in connection with the exercise of an option that is itself a Reload Option. Each Reload Option will have the same expiration date as the original option and an exercise price equal to the fair market value of the Company's shares of Common Stock on the date of grant of the Reload Option. A Reload Option is exercisable immediately or at such time or times as the Committee or Board determines and will be subject to such other terms and conditions as the Committee or the Board may prescribe.

RESTRICTED SHARES

      The Committee or the Board may award restricted shares to a participant. Such a grant gives a participant the right to receive shares of Common Stock subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares of Common Stock may be based upon performance standards, length of service, or other criteria as the Committee or the Board may determine. Until all restrictions are satisfied, lapsed, or waived, the Company will maintain control over the restricted shares but the participant will be able to vote the shares of Common Stock and generally will be entitled to dividends on the shares of Common Stock. Upon termination of employment, the participant generally forfeits the right to the shares of Common Stock to the extent the applicable performance standards, length of service requirements or other measurement criteria have not been met.

NON-EMPLOYEE DIRECTOR OPTIONS

      The 1998 Plan provides for the automatic grant of a Non-Qualified Option to purchase 10,000 shares of Common Stock to each non-employee director on the earlier of (a) the first date he or she is elected as such by the Company's shareholders and (b) the date the 1998 Plan is approved by the holders of Common Stock. However, directors Charles C. Chen, Harry S. Gruner and William E. Odom each are not eligible to receive an option under the 1998 Plan. In addition, if a non-employee director receives, after the effective date of the 1998 Plan, an option ("1996 Plan Option") to purchase shares of Common Stock under the 1996 Plan, the number of shares subject to the option granted under the 1998 Plan will be reduced by the number of shares covered by the 1996 Plan Option.

      The option price of a non-employee director option granted under the 1998 Plan is the fair market value of a share of Common Stock on the date of grant of such option. All such options have a five year term and are exercisable in full on the date of grant.

      If a non-employee director's service with the Company terminates by reason of death, his or her option may be exercised for a period of one year from the date of death or until the expiration of the option, whichever is shorter. If a non-employee director's service with the Company terminates other than by reason of death, his or her option may be exercised for a period of three months from the date of such termination, or until the expiration of the stated term of the option, whichever is shorter.

CHANGE IN CONTROL

      Upon the occurrence of a change in control of the Company, all options become immediately exercisable, to the extent not previously exercised, and all restrictions on restricted shares lapse. A change in control includes:

      (1) approval of the Company's shareholders of a consolidation or merger of the Company with any third party, unless the Company is the entity surviving such merger or consolidation;

      (2) approval of the Company's shareholders of a transfer of all or substantially all of the assets of the Company to a third party or a complete liquidation or dissolution of the Company;

      (3) a third party (other than James F. Chen and his affiliates or Advantage Fund Limited, Advantage Fund II Ltd. and/or their affiliates), directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities: (a) acquiring any combination of beneficial ownership of the Company's voting stock and irrevocable proxies representing more than 20% of the Company's voting stock,
(b) acquiring the ability to control in any manner the election of a majority of the directors of the Company or (c) acquiring the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;

      (4) any election has occurred of persons to the Board that causes a majority of such Board to consist of persons other than (a) persons who were members of the Board on February 2, 1998 ("Effective Date") and/or (b) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the Effective Date; or

      (5) a determination made by the SEC or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.

TERMINATION AND AMENDMENT

      The 1998 Plan will remain in effect until February 2, 2008 unless terminated earlier by the Board. The Board may amend or terminate the 1998 Plan and the Committee or the Board may amend or alter the terms of awards under the 1998 Plan but no such action shall affect or in any way impair the rights of a participant under any award previously granted without such participant's consent. No amendment may be made, without shareholder approval, that would require shareholder approval under any applicable law or rule unless the Board determines that compliance with such law or rule is no longer desired.

ANTIDILUTION PROVISIONS

      The number of shares of Common Stock authorized to be issued under the 1998 Plan and subject to outstanding awards (and the purchase or exercise price thereof), the number of non-employee director options and the per employee limit on awards will be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the 1998 Plan or the awards.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a brief summary of the principal federal income tax consequences of awards under the 1998 Plan based upon current federal income tax laws.

      A participant is not generally subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Stock Option. However, upon exercise, the difference between the fair market value of the shares of Common Stock and the exercise price may be includable in the participant's alternative minimum taxable income. If a participant does not dispose of shares of Common Stock acquired through the exercise of an Incentive Stock Option within one year after their receipt and within two years after the date of the option's grant, any gain or loss upon the disposition will be taxed as long-term capital gain or loss.

      The Company will not receive any tax deduction on the exercise of an Incentive Stock Option or, if the holding requirements are met, on the sale of the underlying shares of Common Stock. If a disqualifying disposition occurs (I.E., one of the holding requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition, and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount the participant includes in income. In such event, the amount includable in the participant's income (and deductible by the Company) generally will be equal to the difference between the fair market value of the shares of Common Stock at the time of exercise and the exercise price or, if less, the gain the participant realized on the sale of the shares. Any appreciation in value after the time of exercise will be taxed as long-term or short-term capital gain (depending on how long the shares are held after exercise) and will not result in any additional deduction by the Company.

      There are no federal income tax consequences to participants at the time of grant of a Non-Qualified Option. Upon exercise of the option, the participant must pay tax on ordinary income equal to the difference between the exercise price and the fair market value of the underlying shares on the date of exercise. The Company will receive a commensurate tax deduction at the time of exercise. Any appreciation in value after the time of exercise will be taxed upon the disposition of the shares as long-term or short-term capital gain (depending on how long the shares are held after exercise), and will not result in any additional deduction by the Company. Non-employee director options will receive the same federal income tax treatment as other Non-Qualified Options.

      Except as described below, a grant of restricted shares does not constitute a taxable event for either a participant or the Company. However, the participant will be subject to tax, at ordinary income rates, when any restrictions on ownership of the shares of Common Stock lapse. The amount subject to tax will be equal to the fair market value of the shares at the time the restrictions lapse reduced by the amount (if any) paid for such shares by the participant. The Company will be entitled to take a commensurate deduction at that time.

      A participant may elect to recognize taxable ordinary income at the time restricted shares are awarded in an amount equal to the fair market value of the shares of Common Stock at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, the Company will be entitled to a deduction at that time in the same amount. Future appreciation on the shares of Common Stock will be taxed when the shares are sold as short-term or long-term capital gain (depending on how long the shares are held after exercise) and will not result in any additional deduction by the Company. If, after making such an election, the shares of Common Stock are forfeited, the participant will be unable to claim a deduction.


      THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ADOPTION OF THE 1998 PLAN.

    RATIFICATION, PURSUANT TO NASDAQ RULE 4460(I), OF THE ISSUANCE OF THE SERIES A STOCK, THE CONSULTANT WARRANTS AND THE SHARES OF COMMON STOCK
         ISSUABLE IN CONNECTION WITH THE SERIES A STOCK, THE WARRANTS ISSUABLE ON CONVERSION OF THE SERIES A STOCK AND THE CONSULTANT WARRANTS
                                 (PROPOSAL 3)

      On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage for $4 million in the aggregate. Each share of Series A Stock is convertible into shares of Common Stock and warrants to purchase Common Stock ("Series A Warrants"). The net proceeds of the offering ($3.8 million) have been used for general working capital purposes.

      As a result of the issuance of the 4,000 shares of Series A Stock, the Company issued to Wharton Capital Partners, Ltd. ("Wharton") for its services as the Company's exclusive financial consultant, warrants ("Consultant Warrants") to purchase 60,000 shares of Common Stock at an exercise price of $4.725 per share. As of January 5, 1998, Wharton assigned Consultant Warrants to purchase 12,000 shares of Common Stock to Dennis Rush. The number of shares issuable on exercise of the Consultant Warrants and the exercise price per share is subject to adjustment in certain circumstances. The Company also paid Wharton a fee of $200,000. The Consultant Warrants expire on December 8, 2002. The terms of the Series A Stock and the Consultant Warrants were determined by the Board.

      On December 8, 1997, the Company and Advantage entered into a commitment letter ("Commitment Letter") pursuant to which Advantage agreed to purchase for $4 million shares of a new series of preferred stock on the same terms and conditions as the Series A Stock, subject to certain conditions, some of which are that (1) the Company obtain shareholder approval with respect to the issuance of the Series A Stock and any new series of preferred stock pursuant to certain rules of the Nasdaq National Market, (2) the Company's stockholders' equity, including the Series A Stock, is at least $13.5 million, and (3) the ratio of the Company's total liabilities to stockholders' equity, including the Series A Stock, is not less than 1:4. The commitment becomes effective April 21, 1998 and expires on December 8, 1998. The Company may terminate the Commitment Letter at any time, on ten days' prior notice. Advantage also has the right to terminate the Commitment Letter in certain circumstances. The Company is obligated to pay Advantage a non-refundable commitment fee of $3,333 per month.

      Under the Subscription Agreement dated as of December 3, 1997 between the Company and Advantage, (1) the Company agreed not to sell any equity securities or securities convertible into equity securities entitling the holder to purchase shares of the Company's Common Stock at a price below the market price of the Common Stock on the date of such issuance or acquisition ("Discounted Securities") until April 21, 1998 and (2) the Company granted Advantage a right of first refusal on sales of Discounted Securities until December 8, 1998. Under a letter dated October 22, 1997 between the Company and Wharton ("Wharton Letter"), the Company retained Wharton as its exclusive financial consultant and granted Wharton an exclusive on certain offshore or discounted financings for a period that ended on March 22, 1998 and a right of first refusal on any offshore or discounted financings until June 8, 1998. Wharton has agreed that its rights as described in the preceding sentence are subject and secondary to the rights of Advantage and do not apply to any sale of preferred stock pursuant to the Commitment Letter.

      Under the Wharton Letter, the Company is obligated to issue additional warrants to Wharton to purchase 15,000 shares of Common Stock for each $1 million of additional financing provided by persons introduced by Wharton (including the transaction contemplated by the Commitment Letter) at an exercise price of $4.725 per share and to pay Wharton a consulting fee equal to 5% of the amount raised.

      On December 3, 1997, the Company entered into a registration rights agreement with Advantage ("Advantage Registration Rights Agreement") and, on December 8, 1997, the Company entered into a registration rights agreement with Wharton ("Wharton Registration Rights Agreement" and, collectively with the Advantage Registration Rights Agreement, the "Registration Rights Agreements"). As of January 5, 1998, Dennis Rush became a beneficiary of the Wharton Registration Rights Agreement. Under the Registration Rights Agreements, the Company was obligated to file a registration statement with the SEC by January 7, 1998 registering the shares of Common Stock issuable upon conversion of the Series A Stock and the shares of Common Stock issuable on exercise of the Series A Warrants and the Consultant Warrants. This registration statement was timely filed and has been declared effective by the SEC. Advantage, Wharton and Dennis Rush have also been granted certain piggy-back registration rights.

      The following is a summary of the terms of the Series A Stock:

DIVIDENDS

      Each share of Series A Stock is entitled to receive dividends at a rate of $50.00 per annum, which are cumulative and accrue without interest (other than with respect to dividends in arrears). Dividends are payable on March 1, June 1, September 1 and December 1 of each year. Dividends not paid when due bear interest at 12% per annum. The Company may pay dividends on the Series A Stock in shares of Common Stock valued at the "Computed Price" of the Common Stock. The "Computed Price" of a share of Common Stock is the product of the applicable "Conversion Percentage" (which term is described below) and the "Average Market Price." The "Average Market Price" is the average of the lowest sale price on the Nasdaq National Market on each of the five trading days having the lowest sale price during the 25 consecutive trading days prior to the measurement date, which in the case of a dividend paid in shares of Common Stock is the dividend payment date.
      No dividends may be paid on any parity dividend stock or junior dividend stock (such as the Common Stock) until all accrued and unpaid dividends are paid on the Series A Stock.

CONVERSION RIGHTS

      Each share of Series A Stock is convertible at the option of the holder into shares of Common Stock and Series A Warrants. The number of Series A Warrants issuable on conversion of a share of Series A Stock is the number of shares of Common Stock issued on conversion per share of Series A Stock divided by 5. The exercise price per share of each Series A Warrant is $4.77 per share. Each Series A Warrant is exercisable for 5 years from the date of conversion. The number of shares of Common Stock issuable on exercise of the Series A Warrants and the exercise price per share is subject to adjustment in certain circumstances.

      The number of shares of Common Stock issuable per share of Series A Stock is determined by dividing the sum of (a) $1,000, (b) accrued and unpaid dividends, and (c) interest on dividends in arrears ("Conversion Amount") by the lesser of (1) $4.77 ("Ceiling Price") and (2) the product of the applicable Conversion Percentage and the Average Market Price on the conversion date. The "Conversion Percentage" is generally 85%; however, if (1) the registration statement ceases to be available for use by any holder of Series Stock that is named therein as a selling stockholder for any reason, or (2) a holder of Series A Stock becomes unable to convert any shares of Series A Stock in accordance with the Certificate of Designations of Series A Convertible Preferred Stock ("Series A Certificate") (other than by reason of the 4.9% limitation described below)), then (A) the applicable Conversion Percentage is permanently reduced by 2% per month up to a maximum aggregate reduction in the Conversion Percentage of 10% and (B) the Ceiling Price is permanently reduced by $.0954 per month up to a maximum aggregate reduction in the Ceiling Price of $.477. However, in lieu of each such reduction, the Company can make cash payments equal to 2% of the aggregate subscription price per share ($1,000 per share) of Series A Stock (which amount is limited to 10% of the aggregate subscription price). The Conversion Amount is adjusted in the event the Company issues certain rights or warrants or distributes to the holders of securities junior to the Series A Stock evidences of indebtedness or assets.

      No holder of Series A Stock is entitled to receive shares of Common Stock on conversion of its Series A Stock or on exercise of its Series A Warrants to the extent that the sum of (1) the shares of Common Stock owned by such holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series A Stock and on exercise of its Series A Warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with Section 13(d) of the Exchange Act, excluding shares of Common Stock so owned through ownership of unconverted shares of Series A Stock and unexercised Series A Warrants.

      If a holder tenders his or her shares of Series A Stock for conversion and does not receive certificates for all of the shares of Common Stock and Series A Warrants to which such holder is entitled when required, then, among other things, the Ceiling Price otherwise applicable to such conversion is reduced by $.0954 and the Conversion Percentage otherwise applicable to such conversion is reduced by 2%.

RANKING

      The Series A Stock ranks (1) senior to the Common Stock, (2) on a parity with any additional series of the class of preferred stock, which series the Board may from time to time authorize, (3) on a parity with the shares of any additional class of preferred stock (or series of preferred stock of such class) that the Board or the shareholders may from time to time authorize, which class (or series thereof) by its terms ranks on a parity with the shares of Series A Stock and (4) senior to any other class or series of preferred stock (other than as stated in the immediately preceding clauses (2) and (3)) of the Company.

STATED CAPITAL

      Under the Series A Certificate, the amount to be represented in stated capital at all times for each share of Series A Stock is required to be the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) to the extent legally available, the accrued but unpaid dividends on such share of Series A Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of determination by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, at the time of such determination, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the date of such determination. The Company is required to take such action as may be required to maintain the required amount of stated capital not less frequently than monthly.

VOTING RIGHTS

      The Series A Stock generally has no voting rights except as otherwise provided by the Delaware General Corporation Law. However, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Stock, voting separately as a class, will be required for (1) any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Company's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series A Stock, or (2) the creation and issuance of any security of the Company that is senior to the Series A Stock as to dividend rights or liquidation preference; provided, however, that any increase in the authorized preferred stock of the Company or the creation and issuance of any stock that is both junior as to dividend rights and liquidation preference is not deemed to affect materially and adversely such powers, preferences or special rights and any such increase or creation and issuance may be made without any such vote by the holders of Series A Stock except as otherwise required by law.

MANDATORY REDEMPTION

      The Series A Certificate provides that the Company is not obligated to issue, upon conversion of the Series A Stock, more than the number of shares of Common Stock that the Company may issue pursuant to the rules of Nasdaq ("Maximum Share Amount"), less the aggregate number of shares of Common Stock issued by the Company as dividends on the Series A Stock. Accordingly, the Company is seeking approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series A Stock in excess of the amounts permitted by Nasdaq Rule 4460(i).

      If the Company would not be obligated to convert shares of Series A Stock because of the Maximum Share Amount limitation, the Company is required to give a notice to that effect to each holder of Series A Stock. In such event, a holder may require the Company to redeem such portion of its Series A Stock that cannot be converted as a result of this limitation at the "Share Limitation
Redemption Price" per share. The "Share Limitation Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A

Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by
(b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

      In addition, the Company is obligated to redeem all outstanding shares of Series A Stock on December 8, 2000 at the "Redemption Price" per share. The "Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

OPTIONAL REDEMPTION BY THE COMPANY

      As long as the Company is in compliance in all material respects with its obligations to the holders of Series A Stock under the Series A Certificate and the Advantage Registration Rights Agreement, the Company may redeem all or, from time to time, part of the outstanding shares of Series A Stock at the Redemption Price per share.

OPTIONAL REDEMPTION BY THE HOLDERS OF SERIES A STOCK

      In the event an "Optional Redemption Event" occurs, each holder of Series A Stock has the right to require the Company to redeem all or a portion its shares of Series A Stock at the "Optional Redemption Price" per share. "Optional Redemption Event" means any one of the following: (1) for any period of five consecutive trading days there is no closing bid price of the Common Stock on any national securities exchange or the Nasdaq National Market; (2) the Common Stock ceases to be listed for trading on the Nasdaq National Market, the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the Nasdaq SmallCap Market; (3) the inability for 30 or more days (whether or not consecutive) of any holder of shares of Series A Stock who is entitled to optional redemption rights to sell such shares of Common Stock issued or issuable on conversion of shares of Series A Stock pursuant to the registration statement for any reason on each of such 30 days; (4) the Company fails or defaults in the timely performance of any material obligation to a holder of shares of Series A Stock under the terms of the Series A Certificate or under the Advantage Registration Rights Agreement or any other agreements or documents entered into in connection with the issuance of shares of Series A Stock; (5) any consolidation or merger of the Company with or into another entity (other than a merger or consolidation of a subsidiary of the Company into the Company or a wholly owned subsidiary of the Company) where the shareholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction or the common stock of such surviving corporation is not listed for trading on the Nasdaq National Market, the NYSE, the AMEX or the Nasdaq SmallCap Market; or (6) the taking of any action, including any amendment to the Company's Certificate of Incorporation, that materially and adversely affects the rights of any holder of shares of Series A Stock.

      The "Optional Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and
(3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

LIMITATIONS ON REDEMPTIONS AND TENDER OFFERS

      Neither the Company nor any subsidiary of the Company may redeem, repurchase or otherwise acquire any shares of Common Stock or other securities of the Company junior to the Series A Stock in dividend rights or liquidation preference ("Junior Stock") if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions (excluding any shares surrendered to the Company in accordance with one of its stock option plans) is more than either (x) 5% of the number of shares of Common Stock or such Junior Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions or (y) 1% of the number of shares of Common Stock or Junior Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions if such transaction or series of related transactions is with any one person or group of affiliated persons, unless the Company or such subsidiary offers to purchase for cash from each holder of shares of Series A Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder's shares of Series A Stock as the percentage of the number of outstanding shares of Common Stock or Junior Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series A Stock equal to the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000,
(2) an amount equal to the accrued but unpaid dividends on such share of Series A Stock, plus (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of purchase by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for this purchase, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the date of purchase.

      Neither the Company nor any subsidiary of the Company may (1) make any tender offer or exchange offer ("Tender Offer") for outstanding shares of Common Stock, unless the Company contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Company or any subsidiary of the Company, unless such person agrees with the Company to make an offer, in either such case to each holder of outstanding shares of Series A Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series A Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A Stock equal to the greater of (i) the quotient obtained by dividing
(a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of purchase by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for this purchase, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the highest price per share of Common Stock offered in such Tender Offer.

SINKING FUND

      The shares of Series A Stock are not subject to the operation of a purchase, retirement or sinking fund.

LIQUIDATION PREFERENCE

      The holders of the Series A Stock are entitled to a liquidation preference of $1,000 per share plus accrued and unpaid dividends plus interest on accrued and unpaid dividends in arrears.

NASDAQ RULE

      Rule 4460 of Nasdaq, which is applicable to the Company because the Company's shares of Common Stock are presently included for quotation on the Nasdaq National Market sets forth the corporate governance standards for such securities. Section (i) of Rule 4460 provides:

            (1) Each NNM [Nasdaq National Market] issuer shall require shareholder approval of a plan or arrangement under subparagraph (A) below or, prior to the issuance of designated securities under subparagraph (B),
      (C) or (D) below:

                  . . . (D) in  connection  with a  transaction  other  than a public offering involving:

                  (i) the sale or  issuance  by the  issuer of common  stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

                  (ii) the sale or issuance  by the company of common  stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

            (2) Exceptions may be made upon application to the Association when:

                   . . (A) the delay in securing  stockholder  approval  would
                  seriously   jeopardize   the  financial   viability  of  the
                  enterprise; and

                   . . (B)  reliance  by the  company  on  this  exception  is expressly approved by the Audit Committee of the Board or a comparable body.

            A company relying on this exception must mail to all shareholders not later than ten days before issuance of the securities a letter alerting them to its omission to seek the shareholder approval that would otherwise be required and indicating that the Audit Committee of the Board or a comparable body has expressly approved the exception.

      Nasdaq Rule  4460(i)(1)  provides that the limit set forth in subparagraph
(D) does not apply if a company's shareholders approve the issuance of the securities subject to the rule. In the event shareholder approval is not obtained, the Company will be required to redeem the excess shares of Series A Stock as described above under " - Mandatory Redemption."

SHAREHOLDER APPROVAL

      The Board desires to be able to issue shares of Common Stock in connection with the Series A Stock and on exercise of the Consultant Warrants and the Series A Warrants (including, without limitation, shares of Common Stock issuable as dividends on the Series A Stock) without regard to the 20% limits of Nasdaq Rule 4460(i)(1)(D). The Board believes it would be in the best interests of the Company if the Company can issue such shares of Common Stock rather than being required to redeem the Series A Stock as described above. See " - Mandatory Redemption." The Board believes this provision could result in a forced redemption at a time when the Company might not have, and could not raise, the cash necessary to redeem the shares of Series A Stock. The Board desires to have the ability to retain cash for the use of the Company for other purposes. In addition, the Board believes it is in the best interests of the Company to receive this approval so that it can issue additional securities pursuant to the Commitment Letter. The actual number of shares of Common Stock issuable upon conversion of and as dividends on the Series A Stock, and on exercise of the Consultant Warrants and the Series A Warrants, cannot be determined until the conversion or exercise takes place or the dividends are paid.

      THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION, PURSUANT TO NASDAQ RULE 4460(I), OF THE ISSUANCE OF THE SERIES A STOCK, THE CONSULTANT WARRANTS AND THE SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE SERIES A STOCK, THE SERIES A WARRANTS AND THE CONSULTANT WARRANTS.

  APPROVAL, PURSUANT TO NASDAQ RULE 4460(I), OF THE ISSUANCE PURSUANT TO THE TERMS OF THE COMMITMENT LETTER OF SHARES OF A NEW SERIES OF PREFERRED STOCK, NEW WARRANTS TO BE ISSUED TO WHARTON AND OTHERS, AND SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE NEW SERIES OF PREFERRED STOCK, THE WARRANTS
   ISSUABLE ON CONVERSION OF THE NEW SERIES OF PREFERRED STOCK AND THE NEW
                 WARRANTS TO BE ISSUED TO WHARTON AND OTHERS
                                 (PROPOSAL 4)

      On December 8, 1997, the Company and Advantage entered into the Commitment Letter pursuant to which Advantage agreed to purchase shares for $4 million of a new series of preferred stock ("New Preferred Stock") on the same terms and conditions as the Series A Stock, subject to certain conditions, some of which are that (1) the Company obtain shareholder approval with respect to the issuance of the Series A Stock and the New Preferred Stock pursuant to certain rules of the Nasdaq National Market, (2) the Company's stockholders' equity, including the Series A Stock, is at least $13.5 million, and (3) the ratio of the Company's total liabilities to stockholders' equity, including the Series A Stock, is not less than 1:4. The commitment becomes effective on April 21, 1998 and expires on December 8, 1998. The Company may terminate the Commitment Letter at any time, on ten days' prior notice. Advantage also has the right to terminate the Commitment Letter in certain circumstances. The Company is obligated to pay Advantage a non-refundable commitment fee of $3,333 per month. The net proceeds of any additional issuance of securities pursuant to the Commitment Letter will be used for general working capital purposes.

      Under the Wharton Letter, the Company is obligated to issue additional warrants to Wharton to purchase 15,000 shares of Common Stock for each $1 million of additional financing provided by persons introduced by Wharton (including the transaction contemplated by the Commitment Letter) at an exercise price of $4.725 per share and to pay Wharton a consulting fee equal to 5% of the amount raised.

NASDAQ RULE

      Rule 4460 of Nasdaq, which is applicable to the Company because the Company's shares of Common Stock are presently included for quotation on the Nasdaq National Market, sets forth the corporate governance standards for such securities. See "Nasdaq Rule" under Proposal 3.

SHAREHOLDER APPROVAL

      The Board desires to such be able to issue, pursuant to the terms of the Commitment Letter, shares of the New Preferred Stock, new warrants to be issued to Wharton and others ("New Warrants"), and shares of Common Stock issuable in connection with the New Preferred Stock, the warrants issuable on conversion of the New Preferred Stock ("New Preferred Warrants") and the New Warrants without regard to the 20% limits of Nasdaq Rule 4460(i). The Board believes it is in the best interests of the Company to receive this approval so that it retains the ability to obtain additional financing for the Company when necessary and upon such terms as the Board determines to be advisable. The actual number of shares of Common Stock issuable upon conversion of and as dividends on the New
Preferred Stock, and on exercise of the New Preferred Warrants and the New Warrants, cannot be determined until the conversion or exercise takes place or the dividends are paid.

      THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, PURSUANT TO NASDAQ RULE 4460(I), OF THE ISSUANCE, PURSUANT TO THE TERMS OF THE COMMITMENT LETTER, OF SHARES OF THE NEW PREFERRED STOCK, THE NEW WARRANTS AND SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE NEW PREFERRED STOCK, THE NEW PREFERRED WARRANTS AND THE NEW WARRANTS.

                       INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL 5)

      The Company's Audit Committee and Board have recommended that the Company's shareholders appoint Coopers & Lybrand L.L.P. to serve as the Company's independent public accountants for the year ending December 31, 1998. Coopers & Lybrand L.L.P. served as the Company's independent public accountants for the year ended December 31, 1997. Representatives of Coopers & Lybrand
L.L.P. will be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and where they will be available to respond to any appropriate questions.

      THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                ANNUAL REPORT

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 ACCOMPANIES THIS PROXY STATEMENT. UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO CHARLES B. GRIFFIS, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND TREASURER, V-ONE CORPORATION, 20251 CENTURY BOULEVARD, SUITE 300, GERMANTOWN, MARYLAND 20874.

                            SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 3, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, the proxy holders intend to vote the proxies as determined by a majority of the Board.

                                          By Order of the Board of Directors

                                          /s/ Joseph D. Gallagher
                                          JOSEPH D. GALLAGHER
                                          SECRETARY

April 2, 1998

APPENDIX A - FINANCIAL STATEMENTS
APPENDIX B - MANAGEMENT'S  DISCUSSION  AND ANALYSIS OF FINANCIAL  CONDITION AND
             RESULTS OF OPERATION

APPENDIX A - FINANCIAL STATEMENTS












                              V-ONE CORPORATION
                             FINANCIAL STATEMENTS
                                   --------

                        As of December 31, 1996 and 1997
           and for the years ended December 31, 1995, 1996, and 1997

                                     AND
                                REPORT THEREON
                                   --------

Coopers                                           Coopers & Lybrand L.L.P.
& Lybrand                                         a professional services firm


                      REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors of V-ONE Corporation

We have audited the accompanying balance sheets of V-ONE Corporation (the Company) as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995, 1996, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years ended December 31, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.


                                                  /s/ Coopers & Lybrand L.L.P.



McLean, Virginia
March 13, 1998

                               V-ONE CORPORATION
                                BALANCE SHEETS
                                   --------

                                    ASSETS




                                                               December 31,
                                                               ------------
                                                             1996      1997
                                                             ----      ----
Current assets:
   Cash and cash equivalents                          $10,894,375   $ 6,203,525
   Accounts receivable, less allowances of
     $252,395 and $1,500,405 as of December 31,
     1996 and 1997, respectively                        2,647,195     2,556,979
   Finished goods inventory, less allowances of
     $50,000 and $212,700 as of December 31, 1996
     and 1997, respectively                               418,870       368,120
    Prepaid expenses and other current assets             173,411       328,261
      Total current assets                             14,133,851     9,456,885

Property and equipment:
   Office and computer equipment                          790,373     1,251,922
   Furniture and fixtures                                  98,579       165,316
                                                      -----------   -----------
                                                          888,952     1,417,238
Less accumulated depreciation                            (132,365)     (415,657)
                                                          756,587     1,001,581
Licensing fee, net of accumulated amortization
   of $70,764 and $353,820 as of December 31,
   1996 and 1997, respectively                            778,409       538,434
Other assets                                               28,568       863,186
                                                      -----------   -----------
      Total assets                                    $15,697,415   $11,860,086
                                                      ===========   ===========


                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses              $ 1,311,044   $ 1,151,589
   Deferred revenue                                        97,748       412,647
   Notes payable - current                                 16,667        16,667
   Capital lease obligations - current                     65,232        17,126
                                                      -----------   -----------
      Total current liabilities                         1,490,691     1,598,029

Notes payable - noncurrent                                 22,222         5,555
Deferred rent                                              78,275        36,879
Capital lease obligations - noncurrent                    112,482       295,306
                                                      -----------   -----------
      Total liabilities                                 1,703,670     1,935,769

Commitments and contingencies

Mandatorily redeemable series A convertible preferred stock, $0.001 par value; 13,333,333 shares authorized; -0-
   and 4,000 shares issued and outstanding as of
   December 31, 1996 and 1997, respectively
   (liquidation preference of $4,012,600)                       -     3,766,297

Shareholders' equity:
Common stock, $0.001 par value; 33,333,333 shares
   authorized; 12,658,347 and 13,070,235 shares
   issued and outstanding; -0- and 1,476,000
   reserved for conversion, as of December 31,
   1996 and 1997, respectively                             12,658        13,070
Additional paid-in capital                             22,608,866    24,649,538
Notes receivable from sales of common stock              (287,400)     (166,011)
Accumulated deficit                                    (8,340,379)  (18,338,577)
                                                      -----------   -----------
Total shareholders' equity                             13,993,745     6,158,020
                                                      -----------   -----------
Total liabilities and shareholders' equity            $15,697,415   $11,860,086
                                                      ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                                V-ONE CORPORATION
                            STATEMENTS OF OPERATIONS
                                    --------



                                        1995            1996           1997
                                        ----            ----           ----

Revenues:
   Products                         $ 1,101,418     $ 5,955,592     $ 8,899,973
   Consulting and services                2,083         310,557         502,771

      Total revenues                  1,103,501       6,266,149       9,402,744
                                    -----------     -----------     -----------
Cost of revenues:
   Revenues:
   Products                             376,359       1,969,117       2,064,645
   Consulting and services                  800          56,502          96,949
                                    -----------     -----------     -----------

      Total cost of revenues            377,159       2,025,619       2,161,594
                                    -----------     -----------     -----------

Gross profit                            726,342       4,240,530       7,241,150
                                    -----------     -----------     -----------

Operating expenses:
   Sales and marketing                  130,917       3,744,630       9,341,208
   General and administrative         1,350,361       4,879,940       3,801,828
   Research and development             304,973       1,960,727       3,012,051
   Restructuring costs                        -               -         800,000
      Total operating expenses        1,786,251      10,585,297      16,955,087

Operating loss                       (1,059,909)     (6,344,767)     (9,713,937)
                                    -----------     -----------     -----------

Other (expense) income:
   Interest expense                     (66,615)       (518,965)        (13,130)
   Interest income                        4,513         168,176         341,469
                                    -----------     -----------     -----------
Total other (expense) income            (62,102)       (350,789)        328,339
                                    -----------     -----------     -----------
Net loss                             (1,122,011)     (6,695,556)     (9,385,598)

Dividend on preferred stock                   -               -          12,600

Deemed dividend on
   preferred stock                            -               -         600,000
                                    -----------     -----------     -----------
Loss attributable to holders of
   common stock                     $(1,122,011)    $(6,695,556)    $(9,998,198)
                                    ===========     ===========     ===========

Basic loss per share attributable
   to holder of common stock        $     (0.14)    $     (0.72)    $     (0.78)
                                    ===========     ===========     ===========

Weighted average number of
   common shares outstanding          8,099,223       9,245,305      12,868,859
                                    ===========     ===========     ===========


  The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION
                 STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                  ----------

                                                                            Notes
                                                             Additional   Receivable
                                        Common Stock          Paid-in        from        Accumulated
                                      Shares     Amount       Capital     Stock Sales      Deficit        Total
                                      ------     ------      ----------   -----------    -----------      -----

Balance, January 1, 1995            7,863,139   $  7,863     $ 832,937    $       -      $  (522,772)  $   318,028
Sale of common stock                  107,954        108       399,892            -                -       400,000
Contribution capital in lieu of
  cash compensation                  (132,666)      (133)          133            -                -             -
Issuance of common stock in
  accordance with anti-dilution
  agreement                            56,000         56           (56)           -                -             -
Issuance of common stock as
  payment for accrued interest         76,666         77        32,468            -                -        32,545
Issuance of common stock as
  payment for services                333,333        333       141,167            -                -       141,500
Contributed capital in lieu of
  cash compensation                         -          -        90,000            -                -        90,000
Net loss                                    -          -             -            -       (1,122,011)   (1,122,011)
                                   ----------     ------     ---------     --------       ----------   -----------
Balance, December 31, 1995          8,304,426      8,304     1,496,541            -       (1,644,783)     (139,938)
Contribution of common stock
  from related party                 (383,965)      (384)      288,360            -                -       287,976
Issuance of common stock
  related to 1996 Non-Statutory
  Stock Option Plan                   383,965        384     1,727,459     (287,400)               -     1,440,443
Issuance of common stock
  as payment for services              11,111         11        49,989            -                -        50,000
Issuance of non-qualified stock
  options below fair market
  value                                     -          -       487,796            -                -       487,796
Issuance of warrants to purchase
  common stock                              -          -       299,000            -                -       299,000
Exercise of warrants to purchase
  common stock                         66,666         67           933            -                -         1,000
Issuance of common stock as
  payment of a note                    73,333         74       329,926            -                -       330,000
Contribution of common stock
  from related party                 (153,333)      (153)          153            -                -             -
Issuance of common stock as
  payment on accrued interest         153,333        153        64,937            -                -        65,090
Repurchase of fractional shares
  of common stock related to
  the reverse stock split                  (9)         -           (41)           -              (40)          (81)
Issuance of common stock as
  payment of licensing fees           188,705        188       848,985            -                -       849,173



                                       A-6



Public sale of common stock
  at $5.00 per share, net of
  issuance costs                    3,000,000      3,000    12,641,755            -                -    12,644,755
Contribution of common stock
  from related party                  (52,885)       (53)      264,531            -                -       264,478
Conversion of preferred stock to
  common stock at 1-to-1.2
  ratio                               949,209        949     3,558,605            -                -     3,559,554
Issuance of common stock due
  to exercise of overallotment
  option                              117,791        118       549,937            -                -       550,055
Net loss                                    -          -             -            -       (6,695,556)   (6,695,556)
                                  -----------    -------   -----------    ---------      -----------   -----------
Balance, December 31, 1996         12,658,347     12,658    22,608,866     (287,400)      (8,340,379)   13,993,745
Issuance of common stock
  related to 1995 and 1996 Stock
  Option Plans                        417,908        418     1,260,975            -                -     1,261,393
Payments received in connection
   with notes receivable for stock          -          -             -       88,480                -        88,480
Retirement of common stock             (6,020)          (6)    (32,903)      32,909                -             -
Issuance of warrants to purchase
   common stock                             -          -       200,000            -                -       200,000
Dividend and deemed dividend
   on preferred stock                       -          -       612,600            -                -       612,600
Net loss                                    -          -             -            -       (9,998,198)   (9,998,198)
                                  -----------    -------   -----------    ---------     ------------   -----------
Balance, December 31, 1997        $13,070,235    $13,070   $24,649,538    $(166,011)    $(18,338,577)  $ 6,158,020
                                  ===========    =======   ===========    =========     ============   ===========

                              V-ONE CORPORATION
                           STATEMENTS OF CASH FLOWS
                                   --------


                                                       For the years ended
                                                           December 31,
                                                 1995          1996          1997
                                                 ----          ----          ----
Cash flows from operating activities:
Net loss attributable to common stock        $(1,122,011)  $(6,695,556)  $(9,998,198)
Adjustments to reconcile net loss to net
   cash from used in operating activities:
Provision for doubtful accounts receivable        23,620       228,775     1,248,010
Provision for obsolete inventory                  50,000             -       162,700
Depreciation and amortization                     24,623       172,582       591,965
   Loss on disposal of assets                          -             -       101,354
   Interest expense on accretion of note
     payable                                           -       299,000             -
   Consulting expense satisfied by issuance
     of common stock                                   -        45,833             -
   Compensation expense satisfied by
     issuance of common stock                    141,500             -             -
   Compensation expense for issuance of
     non-qualified stock options                       -       487,796             -
   Compensation expense recognized for
     receipt of contributed capital               90,000             -             -
   Compensation expense for common stock
     contributed to stock option plan                  -       287,976             -
   Compensation expense for issuance of
     common stock related to 1996 non-
     statutory stock option plan                       -     1,440,443             -
   Compensation expense recognized for
     conversion of preferred stock to common           -       264,425             -
   Noncash charges for preferred stock
     dividends and accretion of preferred
     stock to common                                   -             -       612,600
   Noncash charge related to issuance of
     warrants of preferred stock to common             -             -       200,000
   Accrued interest satisfied with common
     stock                                        32,545        65,090             -
   Accrued interest satisfied with preferred
     stock                                             -        59,554             -
Changes in assets and liabilities:
   Accounts receivable                          (265,172)   (2,633,578)   (1,157,794)
   Inventory                                    (307,630)     (161,240)     (111,950)
   Prepaid expenses and other                    (24,145)     (173,667)     (782,549)
   Accounts payable and accrued expenses         235,919     1,194,035       114,048
                                              ----------    ----------    ----------
     Net cash used in operating activities    (1,120,751)   (5,118,532)   (9,019,814)
                                              ----------    ----------    ----------

Cash flows from investing activities:
   Purchase of property and equipment            (19,840)     (562,190)     (353,110)
   Investment in affiliate                             -             -      (250,000)
   Collection of note receivable                       -             -        88,480
                                              ----------     ---------    ----------
      Net cash used in investing activities      (19,840)     (562,190)     (514,630)
                                              ----------     ---------    ----------


                                       A-8




Cash flows from financing activities:
Issuance of common stock                         400,000             -             -
   Issuance of common stock in public sale             -    15,000,000             -
   Payment of stock issuance costs                     -    (2,355,245)     (233,703)
   Issuance of common stock due to exercise
     of overallotment option                           -       550,055             -
   Issuance of preferred stock                         -     1,000,000     4,000,000
   Issuance of debt with detachable warrants           -     1,500,000             -
Exercise of options and warrants                       -         1,000     1,261,393
   Issuance of notes payable                   1,300,000     1,250,000             -
   Issuance of notes payable to related
     parties                                     454,351             -             -
   Principal payments on capitalized lease
     obligations                                  (7,011)      (43,843)     (167,429)
   Repayment of notes payable                          -       (11,111)      (16,667)
   Repayment of notes payable to related
     parties                                           -    (1,644,144)            -
                                              ----------   -----------   -----------
        Net cash provided by financing
          activities                           2,147,340    15,246,712     4,843,594
                                              ----------   -----------   -----------

Net increase (decrease) in cash and cash
   equivalents                                 1,006,749     9,565,990    (4,690,850)

Cash and cash equivalents at beginning
   of period                                     321,636     1,328,385    10,894,375
                                              ----------   -----------   -----------

Cash and cash equivalents at end of
   period                                     $1,328,385   $10,894,375   $ 6,203,525
                                              ==========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION
                    STATEMENTS OF CASH FLOWS - (Continued)
                                   --------



                                                      For the years ended
                                                          December 31,
                                                 ---------------------------
                                                 1995        1996       1997
                                                 ----        ----       ----

Noncash investing and financing activities:
   Property and equipment acquired through
     capital leases                           $123,392   $   98,165    $302,147
                                              ========   ==========    ========
   Retirement of fully depreciated property
     and equipment                            $      -   $    5,405    $      -
                                              ========   ==========    ========
   Retirement of common stock                 $      -   $        -    $ 32,909
                                              ========   ==========    ========
   Deemed dividend and dividend on preferred
     stock                                    $      -   $        -    $612,600
                                              ========   ==========    ========
   Issuance of common stock as compensation   $141,500   $        -    $      -
                                              ========   ==========    ========
   Issuance of stock purchase warrants        $      -   $        -    $200,000
                                              ========   ==========    ========
   Accrued interest satisfied with common
     stock                                    $ 32,545   $   65,090    $      -
                                              ========   ==========    ========
   Notes received for stock options
     exercised                                $      -   $  287,400    $      -
                                              ========   ==========    ========
   Consulting expense recognized by issuance
     of common stock                          $      -   $   50,000    $      -
                                              ========   ==========    ========
Notes payable plus accrued interest
    satisfied with preferred stock            $      -   $2,559,554    $      -
                                              ========   ==========    ========
Issuance of common stock to satisfy note
    payable to related party                  $      -   $  330,000    $      -
                                              ========   ==========    ========
Issuance of common stock payment of
    licensing fee                             $      -   $  849,173    $      -
                                              ========   ==========    ========
Conversion of preferred stock to common
    stock                                     $      -   $3,559,554    $      -
                                              ========   ==========    ========
Repurchase of fractional shares of common
   stock related to the reverse stock split   $      -   $       81    $      -
                                              ========   ==========    ========
Supplemental cash flow disclosure:
   Cash paid for interest                     $    182   $  133,042    $ 13,130
                                              ========   ==========    ========


  The accompanying notes are an integral part of these financial statements.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

 1.   NATURE OF BUSINESS

      V-ONE Corporation ("V-ONE" or the "Company") develops, markets and licenses a comprehensive suite of network security products that enable organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. The Company's principal market is the United States, with headquarters in Maryland, and regional offices in New York and California; and secondary markets located in Europe and Japan.

      The Company was originally incorporated in the State of Maryland on February 16, 1993 with the authorization to issue 5,666,666 shares of Common Stock. The Board of Directors authorized and the shareholders approved a stock split of the Company's Common Stock as of November 11, 1995 increasing authorized Common Stock to 13,333,333 shares. Effective February 7, 1996, the Company merged with a pre-existing corporation formed in Delaware. The Delaware corporation became the surviving corporation.

      In connection with its reincorporation, the Company increased the number of authorized shares of Common Stock from 13.3 million to 33.3 million and authorized 13.3 million shares of Preferred Stock. On June 12 and June 28, 1996, respectively, the Board of Directors authorized and the shareholders approved a two-for-three reverse stock split of the outstanding shares of the Company's Preferred and Common Stock, which was effective July 2, 1996. All references to Common Stock, Preferred Stock, options and per share data have been restated to give effect to both stock splits.


 2.   SIGNIFICANT ACCOUNTING POLICIES

         REVENUE RECOGNITION

         Revenues are generally recognized from the license of software upon the signing of a contract and shipment of the product. The Company often permits customers to evaluate products being considered for purchase, generally for a period up to 30 days, in which event the Company does not recognize revenues until the customer has accepted the product. Accordingly, the Company's revenue recognition policy does not necessarily correlate with the signing of a contract or the shipment of a product. Allowances for estimated future returns, credits and doubtful accounts are netted against accounts receivable. Service and training revenues are recognized as the services are performed.

         Maintenance and support revenues are recognized ratably over the contract term, typically one year. Payments received in advance of revenue recognition are included in deferred revenue.

         In certain instances, the Company recognizes revenues from the sale of systems using the percentage of completion method as the work is performed, measured primarily by the ratio of labor hours incurred to total estimated labor hours for each specific contract. When the total estimated cost of a contract is expected to exceed the contract price, the total estimated loss is charged to expense in the period when the information becomes known.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2) SOFTWARE REVENUE RECOGNITION, which requires specific criteria be met prior to the recognition of revenue from software arrangements consisting of multiple elements. This statement becomes effective for fiscal years beginning after December 15, 1997. The Company believes that future adoption of this statement will not have a significant impact on its results of operations or financial position.

         RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

         Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Company generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates and could impact future results of operations and cash flows.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include time deposits with commercial banks used for temporary cash management purposes.

         INVENTORIES

         Inventories are valued at the lower of cost or market and consist primarily of computer equipment for sale on orders received from customers, items held for stock and training kits. Cost is determined based on specific identification.

         PROPERTY AND EQUIPMENT

         Office and computer equipment and furniture and fixtures are recorded at cost. Depreciation and amortization of property and equipment is calculated using the straight-line method over a useful life of the assets, generally three to seven years. Depreciation expense was $24,623, $101,818 and $285,213 for the years ended December 31, 1995,
         1996 and 1997, respectively.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         Repairs and maintenance costs are charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on such disposition is included in the determination of net income.

         INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying presently enacted statutory tax rates, which are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized, to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net income in the period that the tax rate is enacted.

         The Company provides a valuation allowance against net deferred tax assets if, based upon available evidence, it is more likely that some or all of the deferred tax assets may not be realized.

         COMPUTATION OF NET LOSS PER COMMON SHARE

         The Company adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128") effective December 31, 1997. All prior period net loss per share amounts have been restated to comply with the provisions of SFAS 128. Basic earnings (or loss) per share is computed by dividing net income or (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potentially dilutive common equivalent shares outstanding, determined in the following table. However, the computation of diluted loss per share was antidilutive in each of the years presented; therefore, basic and diluted loss per share are the same.

                                                  1995       1996        1997
                                                  ----       ----        ----
         Weighted average shares outstanding
           used to compute basic earnings per
           share                                8,099,223  9,245,305  12,868,859

         Incremental shares issuable upon the
           assumed conversion of convertible
           preferred stock                              -          -           -

         Incremental shares issuable upon the
           assumed exercise of stock options and
           warrants                                     -          -           -
                                                ---------  ---------  ----------

         Shares used to compute diluted
           earnings per share                   8,099,223  9,245,305  12,868,859
                                                =========  =========  ==========

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------


         RISKS, UNCERTAINTIES AND CONCENTRATIONS

         Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash equivalents and accounts receivable. The Company's cash balances exceed federally insured amounts. The Company invests its cash primarily in money market funds with an international commercial bank. The Company had cash invested in these funds of $1,175,279, $10,875,652, and $5,981,688 as of December 31, 1995, 1996 and 1997, respectively. The Company has not experienced any losses to date on its invested cash.

         The Company sells its products to a wide variety of customers in a variety of industries. The Company performs ongoing credit evaluations of its customers but does not require collateral or other security to support customer accounts receivable. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements.

         In 1995, three customers accounted for approximately 39% of total revenues. In 1996, two customers accounted for approximately 24% of total revenues and, when combined with a third customer, aggregated 41% of total accounts receivable at December 31, 1996. As of December 31, 1997 and for the year then ended, two customers comprised 34% and 56% of total revenues and accounts receivable, respectively.

         The Company had significant purchases of product from one major supplier in the amount of approximately $307,000 during fiscal 1996 and approximately $1,201,000 from the same supplier and another major supplier during fiscal year 1997, representing 16% and 58% of total product cost of revenues for those periods, respectively. No supplier accounted for more than 10% of total product cost of revenues in 1995.


 3.   NOTES PAYABLE

      In October 1995, the Company entered into a $50,000 loan agreement with an international financial institution. The loan requires monthly payments of interest at a rate equal to the institution's prime lending rate for the first twelve months or 8.25% as of December 31, 1996. In October 1996, the interest rate increased to 1.5% over prime or 10% as of December 31, 1997. The Company is required to repay the loan through 36 monthly payments commencing May 1996. The loan is collateralized by the assets of the Company.

      In both December 1995 and January 1996, the Company issued $1,250,000 in 7% uncollateralized promissory notes to fourteen individual investors. During April 1996, the principal and accrued interest was converted into shares of the Company's former Series A Convertible Preferred Stock ("Old Series A Stock") which was, concurrent with the Company's initial public offering ("IPO"), converted to Common Stock (See Note 7.)

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

      Maturities of notes payable as of December 31, 1997 are as follows:

                           1998       $ 16,667
                           1999          5,555
                                      --------
                                      $ 22,222
                                      ========


 4.   RELATED PARTY TRANSACTIONS

      On June 1, 1995, the Company borrowed $330,000 from Scientek Corporation and issued a promissory note, bearing no interest, due June 1, 1996. The note was assigned to Hai Hua Cheng (a former board member of the Company), by Scientek Corporation. The terms of the note provided that, as further consideration for the loan, the Company would issue 153,333 shares of Common Stock to Mr. Cheng immediately after repayment of the loan. On June 12, 1996, in consideration for Mr. Cheng's agreement not to demand payment of the note until May 31, 1997, the Board of Directors authorized the Company to offer Mr. Cheng the option to receive Common Stock based on a $4.50 per share conversion price in lieu of cash in payment of the note. The Board reserved and authorized the issuance of 73,333 shares of Common Stock for this purpose. On June 28, 1996, the Company repaid the loan by issuing 226,666 shares of Common Stock to Mr. Cheng, inclusive of the 153,333 shares of Common Stock described above. In connection with this loan, the Company recognized interest expense of $56,954 and $40,681 during the years ended December 31, 1995 and 1996, respectively.

      The Company's founder, Chairman of the Board, and majority shareholder, advanced the Company operating funds under three separate promissory notes. The notes bore interest at 8% and were due on demand. Following the consummation of the IPO, the Company repaid the outstanding balance of the notes and all accrued interest.

      During June 1996, the Company borrowed $1,500,000 and issued an 8% uncollateralized senior subordinated note due June 18, 2000, with 333,332 detachable warrants to purchase Common Stock. Of the original 333,332 detachable warrants, 266,666 were exercisable at $4.50 per share, and 66,666 were exercisable at $0.015 per share. Because the initial offering price per share of Common Stock in the IPO was less than $7.00, each share of Old Series A Stock was automatically converted into 1.20 shares of Common Stock and the 266,666 warrants were converted into 319,999 warrants exercisable at $3.75 per share. James F. Chen, the Company's founder and Chairman of the Board, contributed 13,333 shares of Common Stock due to the increase in the Old Series A Stock's conversion ratio. The Company allocated $1,201,000 and $299,000 to notes payable and additional paid-in capital, respectively, based upon the pro-rata fair market value of the instruments. As of December 31, 1996, the $299,000 allocated to additional paid-in capital was fully amortized. Following the consummation of the
      IPO, the Company repaid the outstanding balance of the note and all accrued interest. The 66,666 detachable warrants with an exercise price of $0.015 were exercised on June 28, 1996. The remaining 319,999 detachable warrants with an exercise price of $3.75 outstanding at December 31, 1996, increased to 383,999 exercisable at $3.125, as a result of the anti-dilution clause arising from the issuance of 300,000 warrants with an exercise price of $3.125 to David D. Dawson, President and Chief Executive Officer, on November 21, 1997. The Company recognized expense of $200,000 due to the increase and decrease in the number of the detachable warrants and exercise price, respectively. These warrants may be further adjusted as a result of subsequent conversions of the Company's new Series A Convertible Preferred Stock (see Note 7) and/or the issuance of options under the Company's 1998 Incentive Stock Plan.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

      In January 1997, the Company made an investment of $250,000 in Network Flight Recorder, Inc. ("NFR") in exchange for ten percent of NFR common stock. NFR develops software to provide network administrators with network audit capabilities. NFR is headed by the Company's former Chief Scientist, who continues to work as a consultant for the Company.


 5.   SELECTED BALANCE SHEET INFORMATION

      Other assets consist of the following at December 31:

                                       1996        1997
                                    --------     ---------
           Deposits                 $ 28,568     $ 613,186
           Investment in NFR               -
                                                   250,000
                                    --------     ---------
                                    $ 28,568     $ 863,186
                                    ========     =========


      Accounts payable and accrued expenses consist of the following at December 31:

                                       1996         1997
                                    ----------    ----------
           Accounts payable         $  645,602    $  601,046
           Accrued compensation        172,299       473,507
           Accrued IPO costs           139,679             -
           Accrued contract costs      155,000             -
            Accrued marketing
             costs                      55,000        48,193
           Sales tax payable           118,464        28,843
           Other accrued expenses       25,000             -
                                    ----------    ----------
                                    $1,311,044    $1,151,589
                                    ==========    ==========

6.    INCOME TAXES

      The tax effect of temporary differences that give rise to significant portions of the deferred income taxes are as follows at December 31:

                                                      1996        1997
                                                 ------------   -----------
      Deferred tax assets (liabilities):
        Deferred revenue                         $    37,750    $         -
        Inventory allowance                           19,310         82,145
        Allowance for bad debts                       97,475        579,456
        Deferred rent                                 30,230         14,243
        Non-deductible accruals                       93,993         59,071
        Stock-based employee compensation            188,388        188,388
        Licensing fee                               (300,622)      (123,980)
        Net operating loss carryforward            2,894,848      5,698,817
                                                 -----------    -----------

      Total gross deferred tax asset               3,061,372      6,416,243
      Valuation allowance                         (3,061,372)    (6,416,243)
                                                 -----------    -----------

      Net deferred tax asset                     $         -    $         -
                                                 ===========    ===========

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

      The net change in the valuation allowance from 1996 to 1997 is due principally to the increase in net operating losses. Valuation allowances have been recognized due to the uncertainty of realizing the benefit of net operating loss carryforwards. At December 31, 1997, the Company had net operating loss carryforwards of approximately $15,395,000 for Federal and state income tax purposes available to offset future taxable income. The net operating loss carryforwards begin to expire in 2008.


 7.   SHAREHOLDERS' EQUITY

         OLD SERIES A STOCK

         During April and May, 1996, the Board of Directors authorized the issuance of 791,011 shares of Old Series A Stock with a par value of $0.001. On April 15, 1996, the Company repaid the full amount of the 7% uncollateralized promissory notes outstanding, including accrued interest, to seven of the investors who participated in the December 1995 and January 1996 note offering, by issuing shares of the Company's Old Series A Stock, at a price of $4.50 per share. The Company paid cash to each of these investors in an amount equal to the value of any fractional shares of Old Series A Stock that would otherwise have been transferred to such investors. In addition, the Company permitted the seven investors to purchase an additional 222,222 shares of Old Series A Stock at a price of $4.50 per share. Of the remaining seven investors, two transferred their notes to one of the other remaining investors. The remaining five investors exchanged their notes, including the transferred notes, for shares of the Company's Old Series A Stock on May 24, 1996, also at a price of $4.50 per share. A total of 791,011 shares of Old Series A Stock were issued on May 24, 1996.

         In connection with the IPO, each share of Old Series A Stock automatically converted into 1.20 shares of Common Stock. The 791,011 shares of Old Series A Stock were converted into 949,209 shares of Common Stock. James F. Chen, the Company's founder and Chairman of the Board, contributed 39,552 shares of Common Stock, to the Company due to the increase in the Old Series A Stock's conversion ratio, because the initial offering price per share of Common Stock in the IPO was less that $7.00.

         MANDATORILY REDEEMABLE PREFERRED STOCK

         On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage Fund II Ltd. ("Advantage") for $4 million, less issuance costs of approximately $234,000. Each share of Series A Stock is convertible into shares of Common Stock and warrants to purchase shares of Common Stock ("Series A Warrants").

         The holders of Series A Stock are entitled to receive, at the discretion of the Board of Directors, dividends at the rate of $50.00 per annum per share, which are fully cumulative, accrue without interest from the date of original issuance and are payable quarterly commencing March 1, 1998. The amount of the dividends payable per share of Series A Stock for each quarterly dividend is computed by dividing

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         the annual dividend amount by four. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of twelve percent per annum until paid. The Company can elect to issue shares of the Company's Common Stock in payment of dividends on the Series A Stock.

         In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Stock are entitled to receive out of the assets of the Company, an amount per share of Series A Stock equal to the liquidation preference before any payment shall be made to holders of any class of Common Stock or any stock ranking on liquidation junior to the Series A Stock, an amount equal to the sum of (1) all dividends accrued and unpaid thereon to the date of final distribution to such holders, (2) accrued and unpaid interest on dividends in arrears and (3) $1,000. The liquidation preference of the Series A Stock is $4,012,600 as of December 31, 1997. In the event, the assets of the Company are insufficient to pay liquidation preference amounts, then all of the assets available for distribution shall be distributed ratably among the holders of Series A Stock.

         CONVERSION RIGHTS. Each share of Series A Stock is convertible at the option of the holder into shares of Common Stock and warrants to purchase Common Stock ("Series A Warrants"). The number of Series A
         Warrants issuable on conversion of a share of Series A Stock is the number of shares of Common Stock issued on conversion per share of Series A Stock divided by 5. The exercise price per share of each Series A Warrant is $4.77 per share. Each Series A Warrant is exercisable for 5 years from the date of conversion. The number of shares of Common Stock issuable on exercise of the Series A Warrants and the exercise price per share is subject to adjustment in certain circumstances.

         The number of shares of Common Stock issuable per share of Series A Stock is determined by dividing the sum of (a) $1,000, (b) accrued and unpaid dividends, and (c) interest on dividends in arrears ("Conversion Amount") by the lesser of (1) $4.77 ("Ceiling Price") and (2) the product of the applicable Conversion Percentage and the Average Market Price on the conversion date. The "Conversion Percentage" is generally 85%; however, if (1) the registration statement ceases to be available for use by any holder of Series Stock that is named therein as a selling stockholder for any reason, or (2) a holder of Series A Stock becomes unable to convert any shares of Series A Stock in accordance with the Certificate of Designations of Series A Convertible Preferred Stock ("Series A Certificate") (other than by reason of the 4.9% limitation described below), then (A) the applicable Conversion
         Percentage is permanently reduced by 2% per month up to a maximum aggregate reduction in the Conversion Percentage of 10% and (B) the Ceiling Price is permanently reduced by $.0954 per month up to a maximum aggregate reduction in the Ceiling Price of $.477. However, in lieu of each such reduction, the Company can make cash payments equal to 2% of the aggregate subscription price per share ($1,000 per share) of Series A Stock (which amount is limited to 10% of the aggregate subscription price). The Conversion Amount is adjusted in the event the Company issues certain rights or warrants or distributes to the holders of securities junior to the Series A Stock evidences of indebtedness or assets. The "Average Market Price" is the average of the lowest sale price on the Nasdaq National Market on each of the five trading days

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         having the lowest sale price during the 25 consecutive trading days prior to the measurement date, which in the case of a dividend paid in shares of Common Stock is the dividend payment date.

         No holder of Series A Stock is entitled to receive shares of Common Stock on conversion of its Series A Stock or on exercise of its Series A Warrants to the extent that the sum of (1) the shares of Common Stock owned by such holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series A Stock and on exercise of its Series A Warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, excluding shares of Common Stock so owned through ownership of unconverted shares of Series A Stock and unexercised Series A Warrants.

         If a holder tenders his or her shares of Series A Stock for conversion and does not receive certificates for all of the shares of Common Stock and Series A Warrants to which such holder is entitled when required, then, among other things, the Ceiling Price otherwise applicable to such conversion is reduced by $.0954 and the Conversion Percentage otherwise applicable to such conversion is reduced by 2%.

         MANDATORY REDEMPTION. The Series A Certificate provides that the Company is not obligated to issue, upon conversion of the Series A Stock, more than the number of shares of Common Stock that the Company may issue pursuant to the rules of Nasdaq ("Maximum Share Amount"), less the aggregate number of shares of Common Stock issued by the Company as dividends on the Series A Stock. The Company is seeking approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series A Stock in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D).

         If the Company would not be obligated to convert shares of Series A Stock because of the Maximum Share Amount limitation, the Company is required to give a notice to that effect to each holder of Series A Stock. In such event, a holder may require the Company to redeem such portion of its Series A Stock that cannot be converted as a result of this limitation at the "Share Limitation Redemption Price" per share. The "Share Limitation Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

         In addition, the Company is obligated to redeem all outstanding shares of Series A Stock on December 8, 2000 at the "Redemption Price" per share. The "Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

         OPTIONAL REDEMPTION BY THE COMPANY. As long as the Company is in compliance in all material respects with its obligations to the holders of Series A Stock under the Series A Certificate and the registration rights agreement with Advantage, the Company may redeem all or, from time to time, part of the outstanding shares of Series A Stock at the Redemption Price per share.

         OPTIONAL REDEMPTION BY THE HOLDERS OF SERIES A STOCK. In the event an "Optional Redemption Event" occurs, each holder of Series A Stock has the right to require the Company to redeem all or a portion its shares of Series A Stock at the "Optional Redemption Price" per share. "Optional Redemption Event" means any one of the following: (1) for any period of five consecutive trading days there is no closing bid price of the Common Stock on any national securities exchange or the Nasdaq National Market; (2) the Common Stock ceases to be listed for trading on the Nasdaq National Market, the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the Nasdaq SmallCap Market; (3) the inability for 30 or more days (whether or not consecutive) of any holder of shares of Series A Stock who is entitled to optional redemption rights to sell such shares of Common Stock issued or issuable on conversion of shares of Series A Stock pursuant to the registration statement for any reason on each of such 30 days; (4) the Company fails or defaults in the timely performance of any material obligation to a holder of shares of Series A Stock under the terms of the Series A Certificate or under the registration rights agreement with Advantage or any other agreements or documents entered into in connection with the issuance of shares of Series A Stock; (5) any consolidation or merger of the Company with or into another entity (other than a merger or consolidation of a subsidiary of the Company into the Company or a wholly owned subsidiary of the Company) where the shareholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction or the common stock of such surviving corporation is not listed for trading on the Nasdaq National Market, the NYSE, the AMEX or the Nasdaq SmallCap Market; or (6) the taking of any action, including any amendment to the Company's Certificate of Incorporation, that materially and adversely affects the rights of any holder of shares of Series A Stock.

         The "Optional Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

         STOCK OFFERING

         In October 1996, the Company completed an underwritten initial public offering of 3,000,000 shares of its Common Stock, at a public offering price of $5.00 per share (the "IPO"). The net proceeds from the IPO of approximately $12,645,000 were used to repay indebtedness outstanding under the Company's senior subordinated note and promissory notes due to the Company's founder and Chairman of the Board. (See Note 4.) On November 22, 1996, the Company's underwriters exercised their option to purchase an additional 200,000 shares of Common Stock of which 117,791 shares were issued by the Company at $5.00 per share.

         STOCK SPLITS

         On November 11, 1995, the Board of Directors authorized and the shareholders approved a ten-for-one stock split of the outstanding shares of the Company's Common Stock. On June 12 and June 28, 1996, respectively, the Board of Directors authorized and the shareholders approved a two-for-three reverse stock split of the outstanding shares of the Company's Preferred and Common Stock, which was effective July 2, 1996. All references to Common Stock, Preferred Stock, options and per share data have been restated to give effect to both stock splits.

         WARRANTS

         In addition to the warrants discussed in Note 4, the Company has issued other warrants during fiscal 1997.

         On December 8, 1997, the Company issued warrants to purchase 60,000 shares of Common Stock at an exercise price of $4.725 to its underwriter in consideration for services rendered in connection with the private placement of its Series A Stock. Such warrants are due to expire on December 8, 2002.

         In connection with a marketing agreement, the Company issued to a consultant 25,000 warrants to purchase Common Stock at an exercise price of $3.875 per share, exercisable as of November 4, 1997.

         As  of  December  31,  1997,   warrants   aggregating   768,999  remain
         outstanding.

         STOCK OPTIONS PLANS

         The Company has the following three stock options plans: 1995 Non-Statutory Stock Option Plan, the 1996 Non-Statutory Stock Option Plan and the 1996 Incentive Stock Plan ("Plans"). The Plans were adopted to attract and retain key employees, directors, officers and consultants. The Plans are administered by a committee appointed by the Board of Directors ("Compensation Committee").

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         1995 NON-STATUTORY STOCK OPTION PLAN

         The Compensation Committee determines the number of options granted to a key employee, the vesting period and the exercise price provided it is not below market value on the date of the grant for the 1995 Non-Statutory Stock Option Plan ("1995 Plan"). In most cases, the options vest over a two year period and terminate ten years from the date of grant. The 1995 Plan will terminate during May 2005 unless terminated earlier with the provisions of the 1995 Plan. On June 12, 1996, the Board of Directors determined that no further options would be granted under the 1995 Plan.

         Option activity for the period from the 1995 Plan's inception to December 31, 1996 was as follows:

                                               Shares         Price
                                               ------         -----
         Balance as of December 31, 1994             -                -
            Granted                            350,293   $0.4245-$2.505
            Exercised                                -                -
            Canceled                                 -                -
                                               -------

         Balance as of December 31, 1995       350,293   $0.4245-$2.505
            Granted                              2,000            $4.50
            Exercised                                -                -
            Canceled                            (2,000)           $4.50
                                               -------

         Balance as of December 31, 1996       350,293   $0.4245-$2.505
            Granted                                  -
            Exercised                         (119,070)  $0.4245-$2.505
            Canceled                                 -
                                               -------

         Balance as of December 31, 1997       231,223
                                               =======

         The Compensation Committee was authorized by the Board of Directors to grant options for a total of 352,293 shares of Common Stock under the 1995 Plan. As of December 31, 1996, the Compensation Committee had granted a total of 352,293 options with a ten year term, of which 213,331 are exercisable at $0.4245 per share, 136,962 are exercisable at $2.505 per share and 2,000 are exercisable at $4.50 per share. As of December 31, 1995, 1996 and 1997, 44,445, 229,087 and 231,223,
         respectively, of the options were vested.

         As of December 31, 1996 and 1997, the Company had no shares of Common Stock available for grant under the 1995 Plan.

         1996 NON-STATUTORY STOCK OPTION PLAN

         The Compensation Committee, which administers the 1996 Non-Statutory Stock Option Plan ("Non-Statutory Plan"), established the option price to be the fair market value of the stock on the date of grant. The options were not transferable, were subject to various restrictions outlined in the Non-Statutory Plan and must have been exercised by

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         December 31, 1996. During April 1996, the Company's founder and Chairman of the Board contributed 383,965 shares of Common Stock to the Company and the Company issued those shares to employees in connection with the exercise of stock options granted under the Non-Statutory Plan. The Company recognized compensation expense of $287,976 with a corresponding increase to additional paid-in capital to record this transaction.

         Option activity for the period from the Non-Statutory Plan's inception to December 31, 1996 was as follows:

                                                   Shares            Price
                                                   ------            -----

         Balance as of December 31, 1995                -                -
            Granted                               383,965            $0.75
            Exercised                            (383,965)           $0.75
            Canceled                                    -                -
                                                  -------

         Balance as of December 31, 1996                -                -
                                                  =======

         The options were exercised on April 22, 1996 at $0.75 a share in exchange for notes and par value in cash. No additional options are available for grant under the Non-Statutory Plan. The Company recognized $1,439,867 in compensation expense based upon the difference between the fair market value of $4.50 at the date of grant and the exercise price of $0.75 per share. The notes are full recourse promissory notes bearing interest at 6% per annum and are collateralized by the underlying Common Stock. Principal and interest are payable in installments. Maturities range from April 1997 to April 2006. The Company has accounted for these notes as a reduction to shareholders' equity as of December 31, 1996 and 1997.

         1996 INCENTIVE STOCK PLAN

         During June 1996, the Company adopted the 1996 Incentive Stock Plan ("1996 Plan"), under which incentive stock options, non-qualified stock options and restricted share awards may be made to the Company's key employees, directors, officers and consultants. Both incentive stock options and options that are not qualified under Section 422 of the Internal Revenue Code of 1986, as amended ("non-qualified options"), are available under the 1996 Plan. The options are not transferable and are subject to various restrictions outlined in the 1996 Plan. The Compensation Committee or the Board of Directors determines the number of options granted to a key employee, officer or consultant, the vesting period and the exercise price provided that it is not below market value. The 1996 Plan will terminate during June 2006 unless terminated earlier by the Board of Directors.

         The 1996 Plan also provides for the automatic grant of a non-qualified option to purchase 6,666 shares of Common Stock to each new non-employee director. All options have a five year term and are exercisable on the date of grant. As of December 31, 1996, two of the Company's directors were eligible to participate in the 1996 Plan and each director was granted a non-qualified option to purchase 6,666 shares of Common Stock.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         Option activity for the period from the 1996 Plan's inception to December 31, 1997 was as follows:

                                               Incentive              Non-Qualified
                                            Stock Options             Stock Options
                                           Shares      Price        Share       Price
                                           ------      -----        -----       -----

         Balance as of December 31, 1995        -             -         -              -

              Granted                     386,310   $4.50-$9.00    837,903   $3.75-$9.00
              Exercised                         -             -          -             -
              Canceled                    (41,476)  $4.50-$9.00    (29,066)        $3.75
                                          -------                ---------

         Balance as of December 31, 1996  344,834   $4.50-$9.00    808,837   $3.75-$9.00

              Granted                     703,501   $4.50-$5.88    612,000   $3.75-$5.88
              Exercised                   (28,196)  $4.50-$5.00   (270,642)        $3.75
              Canceled                    (88,202)  $4.50-$9.00   (110,097)  $3.75-$9.00
                                          -------                ---------

         Balance as of December 31, 1997  931,937   $4.50-$9.00  1,040,098   $3.75-$9.00
                                          =======                =========


         Awards may be granted under the 1996 Plan with respect to a total of 2,333,333 shares of Common Stock under the 1996 Plan. As of December 31, 1997, of the total 1,040,098 non-qualified options, 395,435 are vested and exercisable as of December 31, 1997. As of December 31, 1997, the Company had 62,460 share of Common Stock available for grant under the 1996 Plan.

         The Company accounts for the fair value of its grants under the Plans in accordance with the Accounting Principles Board Opinion 25 and related Interpretations. Accordingly, no compensation expense has been recognized for the Plans. Had compensation expense been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:


                                      1995             1996            1997
                                      ----             ----            ----
         Net loss
            As reported            $1,122,011       $6,695,556      $9,998,198
         Pro forma                 $1,154,939       $9,509,366     $10,312,521
         Loss per common share
            As reported                 $0.14            $0.72           $0.78
            Pro forma                   $0.14            $1.03           $0.80


         The fair value of each option is estimated on the date of grant using a type of Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1995, 1996 and 1997, respectively: dividend yield of 0% in

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         all periods; expected volatility of 43%, 43%, and 56%; risk-free interest rate of 6.2%, 6.5%, and 6.0%; and expected terms of 3.0, 3.4, and 4.0 years, respectively.

         A summary of the status of the Plans is presented below:

                                                       Year ended December 31,

                                             1995                1996               1997
                                             ----                ----               ----
                                           Weighted             Weighted           Weighted
                                           Average              Average            Average
                                           Exercise             Exercise           Exercise
                                   Shares    Price    Shares      Price     Shares  Price
                                   ----------------   ------------------    -----------------
   Options outstanding beginning
     of period                           -        -     350,293   $1.238   1,503,964   $2.433
   Options exercised                     -        -    (383,965)  $0.750    (417,908)  $3.018
   Options canceled                      -        -     (72,542)  $5.480    (198,299)  $4.977
   Options granted                 350,293   $1.238   1,610,178   $2.438   1,315,501   $4.146
                                   -------            ---------            ---------
   Options outstanding end
     of period                     350,293   $1.238   1,503,964   $2.433   2,203,258   $3.960
   Options exercisable at end
     of period                      44,445   $0.425     786,846   $3.118     746,858   $3.621
   Weighted-average fair value
     of options granted
     during the period                   -   $0.094           -   $1.758           -   $2.039


         As of December 31, 1997, the weighted average remaining contractual life of the options that range from $3.75 to $9.00 is 9 years.

         As of December 31, 1995, 1996 and 1997, the pro forma tax effects under SFAS 109 would include an increase to both the deferred tax asset and the valuation allowance of $12,700, $1,086,700 and $121,392, respectively, and no impact to the statement of operations.

 8.  COMMITMENTS

      LEASES

      The Company is obligated under various operating and capital lease agreements, primarily for office space and equipment through 2003. Future minimum lease payments under these non-cancelable operating and capital leases as of December 31, 1997 are as follows:

                                            OPERATING      CAPITAL

               1998                        $  915,021     $  96,188
               1999                           943,293        93,249
               2000                           886,197        91,188
               2001                           575,807        85,428
               2002                           818,547        69,345
                                           ----------     ---------

               Total minimum payments      $4,138,865       435,398
                                           ==========

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

      Interest                                             (122,966)
                                                         ----------

      Present value of capital lease
        obligations                                         312,432
      Less:  current portion                                (17,126)
                                                         ----------
      Capital lease obligations non-current              $  295,306
                                                         ==========

      Rent expense was $92,785, $258,607, and $550,693, for the years ended December 31, 1995, 1996 and 1997, respectively.

      At December 31, 1997, the Company's future minimum sublease rental income payments with respect to certain non-cancelable operating leases with terms in excess of one year are as follows:




               1998                          $144,462
               1999                           204,043
               2000                           214,489
               2001                            74,712
                                             --------
               Total minimum payments        $637,706
                                             ========


      The cost and accumulated depreciation of assets under capital leases were as follows as of December 31:

                                                 1996        1997

               Furniture                     $  8,752       $  8,752
               Computers and equipment        209,725        440,147
                                             --------       --------
                                              218,477        448,899
               Accumulated depreciation       (34,192)       (86,428)
                                             --------       --------
                                             $ 184,256      $362,471
                                             =========      ========

         LICENSE AGREEMENTS

         In 1994, the Company entered into two licensing agreements whereby the Company obtained the right to modify and sell certain technology used in its product line. One of the agreements requires the Company to pay fees based on product and subscription sales for any product using the licensed technology. The other agreement provides for payment of fees based upon gross revenues of the Company. This latter agreement also gives the other party ("Licensor") the right to forfeit future licensing fees in exchange for 2% of the Company's outstanding voting stock, after giving effect to the issuance. The Licensor elected to receive voting stock in May 1996. In October 1996, the Company issued 188,705 shares of Common Stock to the Licensor. The fair market value of the stock issued, $944,000, is recorded as an asset by the Company and is being amortized over the period of its estimated useful life, 3 years. The Company incurred amortization expense and fees totaling $110,860, $135,779, and $775,356 relating to these agreements in 1995,
         1996 and 1997, respectively.

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

         EMPLOYMENT AGREEMENTS

         Effective November 21, 1997, the Company entered into a three year employment agreement with David D. Dawson, the President and Chief Executive Officer. This agreement provides for severance payments if Mr. Dawson is terminated without cause during the term of the agreement, and includes one year renewal options. The agreement also provides a relocation cost allowance; and an incentive compensation package based on performance criteria, for each year of the contract term. The relocation cost allowance and certain incentive compensation have been reflected in the financial statements.

         During 1997, the Company amended the Chairman of the Board of Directors and certain senior executives of the Company's standing employment agreements. Such agreements provide for minimum salary levels and incentive bonuses payable if specified management goals are attained. In the event of termination due to a change in control of the Company or employment location, the aggregate commitment under these agreements should all six covered executives be terminated is approximately $662,000 to be discounted at a rate of 1% above the prevailing one-year Treasury Bill rate. Additionally, all outstanding stock options become fully vested with no change in term, and current year bonuses to the extent earned will be payable upon termination.

9.    EMPLOYEE 401(K) DEFERRED COMPENSATION PLAN

      Effective January 1, 1997, the Company adopted the V-ONE 401(k) Plan (the "401(k) Plan"). The 401(k) Plan is a contributory profit sharing plan covering all eligible employees of the Company. An employee is eligible to participate in the 401(k) Plan upon completing three months of service and upon reaching age 21. The 401(k) Plan is subject to the regulations issued by the United States Treasury Department and Department of Labor under the Employee Retirement Income Security Act of 1974.

      Under  the  provisions  of the  401(k)  Plan,  eligible  participants  can contribute  in  pretax  dollars  an  amount  up to  15%  of  their  annual compensation, not to exceed the maximum legal deferral. Employer contributions are discretionary and are determined by the management of the Company. There were no employer contributions for the year ended December 31, 1997.

      Vesting for Company contributions and actual earnings thereon is based on the participant's number of years of continuous service with the Company. A participant is fully vested after six years of continuous service. Regardless of years of service, a participant is fully vested upon the occurrence of: (a) normal retirement age; (b) death; (c) termination of the 401(k) Plan; or (d) retirement due to disability.

 10.  FINANCING

      The Company has incurred net losses of $1,122,011, $6,695,556, and $9,998,198 for the years ended December 31, 1995, 1996 and 1997. Management considers the Company's current working capital position sufficient to cover operating losses over the next operating cycle. Management has historically been successful in obtaining outside financing to meet obligations and funding working capital requirements as they come due.

 11.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                  First        Second        Third      Fourth
                                 Quarter      Quarter       Quarter     Quarter

           1995

      Net revenues               $150,257     $218,961     $356,021    $378,262
      Gross profit                 97,667      140,401      230,539     257,735
      Net loss                   (154,791)    (245,136)     (60,536)   (661,548)
      Net loss per common share     (0.02)       (0.03)       (0.01)      (0.08)

           1996

      Net revenues              1,021,811    1,354,576    1,720,543   2,169,219
      Gross profit                699,813      876,023    1,205,105   1,459,589
      Net loss                   (994,660)  (3,393,401)    (977,514) (1,329,978)
      Net loss per common share     (0.12)       (0.40)       (0.11)      (0.11)

           1997

      Net revenues              2,414,015    2,134,581    2,764,352   2,089,807
      Gross profit              1,852,711    1,815,739    2,070,376   1,502,334
      Net loss                   (871,219)  (3,149,492)    (433,643) (5,543,844)
      Net loss per common share     (0.07)       (0.25)       (0.03)      (0.43)


 12.  SUBSEQUENT EVENTS

      1998 INCENTIVE STOCK OPTION PLAN

      On February 2, 1998, the Board of Directors authorized the adoption of the 1998 Incentive Stock Option Plan (the "1998 Plan"), subject to approval of the shareholders at the annual shareholders meeting scheduled for May 14, 1998. The purpose of the 1998 Plan is to advance the interests of the Company by providing for the acquisition of an equity interest in the Company by non-employee directors, officers, key employees and consultants. If approved, the 1998 Plan will become effective February 2, 1998 and terminate February 2, 2008. The Company has reserved 2,500,000 shares of Common Stock for awards granted under the 1998 Plan.

      Incentive stock options may be granted to purchase shares of Common Stock at a price not less than fair market value on the date of grant. Only employees may receive incentive stock options; all other qualified participants may receive non-qualified stock options with an exercise price determined by a Committee or the Board. Options are generally exercisable after one or more years and expire no later than ten years from the date of grant. The 1998 Plan also provides for reload options and restricted share awards to employee and consultant participants subject to various terms.

      On the effective date of the 1998 Plan, each non-employee director of the Board (excluding Messrs. Charles Chen, Harry Gruner, and William Odom) shall be granted non-qualified options to purchase 10,000 shares of Common

                              V-ONE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                              ------------------

      Stock, with an exercise price of fair market at date of grant. Such options are fully vested at grant date and shall have a five year expiration term.

      REPRICING OF OUTSTANDING STOCK OPTIONS UNDER THE 1996 INCENTIVE STOCK OPTION PLAN

      On February 17, 1998, the Board authorized the offer to reset the exercise price of all full-time employees' (exclusive of Vice Presidents and the President) incentive stock options and non-qualified stock options granted under the 1996 Incentive Stock Option Plan. If accepted by the option holder, such options are to be replaced with non-qualified options at the new exercise price of $2.625 per share. To be eligible for repricing, a participant must: 1) be a full-time employee on February 17, 1998, 2) agree to remain in the employ of the Company until August 17, 1998, and 3) acceptance of this offer must have been exercised by February 24, 1998. At the close of business on February 24, 1998, employees holding options to purchase 451,736 shares of Common Stock in the aggregate had exercised their right to reprice at the new exercise price of $2.625 per share.

      CONVERSION OF SERIES A PREFERRED STOCK

      During March 1998, holders of Series A Stock elected to convert 276 shares into 130,774 shares of Common Stock at a conversion price of $2.1144 per share, and received warrants to purchase 26,155 shares of Common Stock at an exercise price of $4.77 per share. Had the preferred stock transaction occurred on January 1, 1997, pro forma basic loss per share would have been approximately $(0.77) per share for the year ended December 31, 1997.

      The above transaction triggers a change in the 383,999 detachable warrants with an exercise price of $3.125, outstanding at December 31, 1997 as a result of the anti-dilution clause. Such detachable warrants are now exercisable for 567,535 shares of Common Stock at an exercise price of $2.1144 per share and will result in a noncash charge to income of approximately $388,000 in the first quarter of fiscal 1998.

APPENDIX B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

The Company offered 3,000,000 shares of Common Stock, par value $0.001 ("Common Stock"), in its initial public offering ("IPO") on October 24, 1996 at $5.00 per share. On November 22, 1996, the Company's underwriters exercised their option to purchase an additional 200,000 shares of Common Stock from the Company (117,791 shares) and certain shareholders (82,209 shares) for $5.00 per share. Net of the underwriting discount and related expenses, the Company raised approximately $13,195,000 from the IPO and the underwriter's exercise of the overallotment.

On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage for $4 million in the aggregate. Each share of Series A Stock is convertible into shares of Common Stock and Series A Warrants to purchase Common Stock. Net of fees and related expenses, the Company raised approximately $3,766,000.

The Company generates revenues primarily from software licenses and sale of hardware products and, to a lesser extent, consulting and related services. The Company anticipates that revenues from products will continue to be the principal source of the Company's total revenues.

Under the Company's revenue recognition policy, revenues are generally recognized from the license of software upon the signing of a contract and the product shipment. The Company often permits customers to evaluate products being considered for purchase, generally for a period of up to 30 days, in which event the Company does not recognize revenues until the customer has accepted the product. Accordingly, the Company's revenue recognition policy does not necessarily correlate with the signing of a contract or the shipment of a product.

As of December 31, 1997, the Company had an accumulated deficit of approximately $18,339,000. The Company currently expects to incur net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts. To date, the Company has expensed all development costs as incurred in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." The Company believes that with its current development cycle, it will be able to continue to expense all development costs as incurred.

The Company recently has hired and intends to continue to hire additional senior level personnel. In addition, general and administrative costs have increased significantly since the Company's date of inception and the Company expects such costs to continue to increase in the future.

In 1997, product revenues from Internet Solutions Ltd. and Government Technology Services, Inc. ("GTSI") accounted for approximately 23% and 11%, respectively, of total revenues. In 1996, product revenues from MCI Telecommunications Corporation ("MCI") and the National Security Agency ("NSA") accounted for approximately 12% and 12%, respectively, of total revenues. In 1995, product revenues from GEIS, NCTS Washington, a division of the Department of the Navy, and the U.S. Defense Information Systems Agency accounted for approximately 19%, 10%, and 10%, respectively, of total revenues.

RESULTS OF OPERATIONS

The following table sets forth-certain statement of operations data as a percentage of revenues for the periods indicated:

                               For the Period Ended

                                    Dec. 31,      Dec. 31,      Dec. 31,
                                    1995          1996          1997
                                    --------      ---------     --------
Revenues:

Products                             99.8%          95.0%        94.7%

Consulting and services               0.2            5.0          5.3
                                    -----          -----        -----

Total revenues                      100.0          100.0        100.0
                                    -----          -----        -----
Cost of revenues:

Products                             34.1           31.4         22.0
                                    -----          -----        -----
Consulting and services               0.1            0.9          1.0
                                    -----          -----        -----
Total cost of revenues               34.2           32.3         23.0
                                    -----          -----        -----
Gross profit                         65.8           67.7         77.0
                                    -----          -----        -----
Operating expenses:

Sales and marketing                  11.9           59.8         99.3

General and administrative          122.4           77.9         40.4

Research and development             27.6           31.3         32.0

Restructuring costs                     -              -          8.5
                                    -----          -----        -----
Total operating expenses            161.9          169.0        180.3
                                    -----          -----        -----
Operating loss                      (96.1)        (101.3)      (103.3)
                                    -----          -----        -----
Other (expense) income:

Interest expense                     (6.0)          (8.3)        (0.1)

Interest income                       0.4            2.7          3.6
                                    -----          -----        -----
Total other expense                  (5.6)          (5.6)         3.5
                                    -----          -----        -----
Net loss                           (101.7)        (106.9)       (99.8)

Dividend  on  preferred stock           -              -         (0.1)

Deemed dividend on
  preferred stock                       -              -         (6.4)
                                    -----          -----        -----

Loss attributable to
  holders of common stock          (101.7)%       (106.9)%     (106.3)%
                                    =====          =====        =====

COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

REVENUES

Total revenues increased from approximately $1,104,000 in 1995, to approximately $6,266,000 in 1996 and to approximately $9,403,000 in 1997. Product revenues are derived principally from software licenses and the sale of hardware products. Product revenues increased significantly from approximately $1,101,000 in 1995, to approximately $5,956,000 in 1996 and to approximately $8,900,000 in 1997. The increase from 1995 to 1996 was due principally to increased sales of the Company's SmartWall product and the introduction of its SmartGate product in December 1995, along with increased sales and marketing efforts. The increase from 1996 to 1997 was due principally to increased sales of the Company's SmartGate product.

Consulting and services revenues are derived principally from fees for services complementary to the Company's products, including consulting, maintenance and training. Consulting and services revenues increased substantially from approximately $2,000 in 1995, to approximately $311,000 in 1996 and to approximately $503,000 in 1997. Consulting and services revenues increased from 1995 to 1996 and from 1996 to 1997 as the Company increased staffing to support consulting and services and product sale installations.

COST OF REVENUES

Total cost of revenues as a percentage of total revenues were 34.2%, 32.3% and 23% in 1995, 1996 and 1997, respectively.

Cost of product revenues consists principally of the costs of computer hardware, licensed technology, manuals and labor associated with the distribution and support of the Company's products and shipping costs. Cost of product revenues increased from approximately $376,000 in 1995, to approximately $1,969,000 in 1996 and to approximately $2,065,000 in 1997. Cost of product revenues as a percentage of product revenues was 34.2%, 33.0% and 23.2% for 1995, 1996 and 1997, respectively. The dollar increase and percentage decrease in 1996 were primarily attributable to an increase in revenues from increased sales and marketing efforts and from the introduction of SmartGate, combined with a higher product mix of software licenses to turnkey hardware sales. The dollar increase and substantial percentage decrease in 1997 were primarily attributable to an increase in revenues combined with a higher mix of SmartGate software licenses to SmartWall turnkey hardware sales.

Cost of consulting and services revenues consists principally of personnel and related costs incurred in providing consulting, support and training services to customers. Cost of consulting and services revenues increased significantly from approximately $800 in 1995, to approximately $57,000 in 1996 and to $97,000 in 1997. Cost of consulting and services revenues as a percentage of consulting and services revenues was 38.4%, 18.2%, and 19.3% for 1995, 1996 and 1997,
respectively. The dollar increases in 1996 over 1995 and in 1997 over 1996 were attributable to increased staffing to support consulting and services. The percentage decrease from 1995 to 1996 was principally due to allocation over a larger revenue base. The percentage increase from 1996 to 1997 was principally due to a reduced emphasis on consulting and a greater concentration on training and support.

OPERATING EXPENSES

Sales and Marketing -- Sales and marketing expenses consist principally of the costs of sales and marketing personnel, advertising, promotions and trade shows. Sales and marketing expenses increased from approximately $131,000 in 1995, to approximately $3,745,000 in 1996 and to approximately $9,341,000 in 1997. Sales and marketing expenses as a percentage of total revenues were 11.9%, 59.8% and

99.3% in 1995, 1996 and 1997, respectively. The dollar increase in 1996 was principally due to increased personnel, higher levels of sales and marketing efforts and sales associated with the sales of SmartWall and SmartGate. The percentage increase was due to significantly higher expenses. The dollar increase in 1997 was principally due to increased personnel, higher levels of sales and marketing efforts, the recognition of approximately $1,332,000 for bad debt expenses and an increase of approximately $1,248,000 in allowances for accounts receivable. The percentage increase was due to significantly higher expenses. Sales and marketing expenses are expected to decrease both in the aggregate and as a percentage of total revenues in the near term as a result of the Company's efforts to reduce expense. This statement is based on current expectations. It is forward-looking, and the actual results could differ materially. For information about factors that could cause the actual results to differ materially, please refer to Item 1. "Business - Risk Factors that May Affect Future Results and Market Price of Common Stock" in the Company's Form 10-K.

General and Administrative -- General and administrative expenses consist principally of the costs of finance, management and administrative personnel and facilities expenses. General and administrative expenses increased substantially from approximately $1,350,000 in 1995 to approximately $4,880,000 in 1996 and decreased significantly to approximately $3,802,000 in 1997. General and administrative expenses as a percentage of total revenues were 122.4%, 77.9% and 40.4% in 1995, 1996 and 1997, respectively. In 1996, the Company recorded non-cash compensation expense of approximately $2,515,000 in conjunction with the grant of options to purchase 590,394 shares of Common Stock at an exercise price of $3.75 per share and options to purchase 10,000 shares of Common Stock at an exercise price of $4.50 per share, each granted pursuant to the Company's 1996 Incentive Stock Plan, and the grant of options to purchase 383,965 shares of Common Stock at an exercise price of $0.75 per share pursuant to the Company's 1996 Non-Statutory Stock Option Plan, the underlying shares of which were funded by a contribution of 383,965 shares of Common Stock by James F. Chen, the Company's founder and Chairman of the Board. The non-cash compensation expense was recognized in the second quarter of 1996. In the fourth quarter of 1996, the Company recognized a non-cash compensation expense of approximately $264,000 in conjunction with a contribution to the Company of 52,885 shares of Common Stock by James F. Chen. The remainder of the dollar increase in 1996 was principally attributable to additional hiring of management and administrative personnel and professional and legal fees. The percentage decrease was primarily due to allocation over a larger revenue base. The dollar decrease in 1997 was due to the absence of non-cash compensation expenses, partially offset by higher costs for the recruitment of senior management, professional and legal fees, and a $200,000 non-cash charge attributable to the resetting of the exercise price on certain warrants in the fourth quarter of 1997 (see "4. Related Party Transactions" in the Notes to Financial Statements). The percentage decrease was primarily due to the reduced level of expenditure and the allocation over a larger revenue base. The Company anticipates that general and administrative expenses will increase in future periods. This statement is based on current expectations. It is forward-looking, and the actual results could differ materially. For information about factors that could cause the actual results to differ materially, please refer to Item 1. "Business - Risk Factors that May Affect Future Results and Market Price of Common Stock" in the Company's Form 10-K.

Research and Development -- Research and development expenses consist principally of the costs of research and development personnel and other expenses associated with the development of new products and enhancement of existing products. Research and development expenses increased from approximately $305,000 in 1995, to approximately $1,961,000 in 1996 and to approximately $3,012,000 in 1997. Research and development expenses as a percentage of total revenues were 27.6%, 31.3% and 32.0% in 1995, 1996 and 1997, respectively. The dollar and percentage increases in 1996 and 1997 were primarily due to increases in the number of personnel associated with the Company's product development efforts. The Company believes that a continuing commitment to research and development is required to remain competitive. Accordingly, the Company intends to allocate substantial resources to research and development, but research and development expenses may vary as a percentage of total revenues. This statement is based on current expectations. It is forward-looking, and the actual results could differ materially. For information about factors that could cause the actual results to differ materially, please refer to Item 1. "Business - Risk Factors that May Affect Future Results and Market Price of Common Stock" in the Company's Form 10-K.

Restructuring Charge -- Restructuring charge expense consist of the costs associated with the Company's shift in its sales and marketing efforts toward a channel distribution strategy. Accordingly, the Company recognized in the second quarter of 1997 a restructuring charge of $800,000, comprised of $400,000 relating to certain marketing expenses and $400,000 relating to reductions in the Company's workforce. The restructuring and its associated expenses were completed by the end of 1997.

Interest Income and Expense -- Interest income represents interest earned on cash, cash equivalents and marketable securities. Interest income in 1995 was approximately $5,000 from interest earned on the net proceeds from the Company's private financings, approximately $168,000 in 1996 from interest earned on the net proceeds from the Company's IPO and private financings and approximately $341,000 in 1997 from interest earned on the net proceeds from the Company's IPO and the private placement. Interest expense represents interest payable or accreted on promissory notes and capitalized lease obligations. Interest expense was approximately $67,000 in 1995. Interest expense increased substantially to approximately $519,000 in 1996. The increase was primarily due to the Company's issuance of $1,250,000 in promissory notes in 1995, the issuance of approximately $1,250,000 promissory notes in 1996 and the issuance of a promissory note in the amount of $1,500,000 in 1996. Interest expense was approximately $13,000 in 1997 was attributable to interest accreted on promissory notes and capitalized lease obligations.

Income Taxes -- The Company did not incur income tax expenses in December 31, 1995, 1996 and 1997 as a result of the net loss incurred during these periods. As of December 31, 1997, the Company had net operating loss carry forwards of approximately $15,395,000 as a result of net losses incurred since inception.

Dividend on Preferred Stock -- The Company provided approximately $13,000 for a dividend on preferred stock.

Deemed Dividend on Preferred Stock - In December 1997, the Company recorded a deemed dividend on the Series A Stock of $600,000, or $150 per share of Series A Stock, in accordance with the Securities and Exchange Commission's position on accounting for preferred stock which is convertible at a discount to the market price for common stock.

LIQUIDITY AND CAPITAL RESOURCES

On October 24, 1996, the Company commenced an IPO of its Common Stock, which ultimately provided the Company with net proceeds, inclusive of the underwriter's exercise of the overallotment, of approximately $13,195,000. On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage for $4 million in the aggregate. Each share of Series A Stock is convertible into shares of Common Stock and Series A Warrants. Net of fees and related expenses, the Company raised approximately $3,766,000. As of December 31, 1997, the Company had nominal debt and had cash and cash equivalents of approximately $6,203,000 and working capital of approximately $7,858,000.

The Company's operating activities used cash of approximately $1,121,000, $5,119,000, and $8,823,000 in 1995, 1996 and 1997, respectively. Cash used in operating activities was principally a result of net losses and increases in accounts receivable, prepaid expenses and inventory, which were partially offset by increases in accounts payable, the establishment of allowances for potentially uncollectible accounts receivable and non-saleable inventory, non-cash expenses related to the issuance of certain stock options and non-cash charges for preferred stock dividends.

Capital expenditures for property and equipment were approximately $20,000, $562,000 and $669,000 in 1995, 1996 and 1997, respectively. These expenditures have generally been for computer workstations and personal computers, office furniture and equipment, and leasehold additions and improvements. The Company expects capital expenditures to be less in 1998, as it has completed its relocation to Germantown, Maryland and intends primarily to lease computer equipment and office furniture in the future. In 1997, the Company paid a security deposit of $370,000 as part of the six year operating lease agreement for its principle office in Germantown, Maryland and made an investment of $250,000 in Network Flight Recorder, Inc. Network Flight Recorder, Inc. develops software to provide network administrators with network audit capabilities and is headed by Marcus J. Ranum, the Company's Chief Scientist.

Prior to its IPO, the Company had financed its operations through the private sale of equity securities, notes to shareholders and short-term borrowings. In 1995, the Company raised approximately $400,000 through the sale of Common
Stock. In addition, in December 1995 and January 1996, the Company raised $2,500,000 from the sale of 7% unsecured promissory notes scheduled to mature on June 30, 1996. In addition, in April 1996, the Company raised approximately $1,000,000 by selling an additional 222,222 shares of its former Series A Convertible Preferred Stock ("Old Series A Stock) at $4.50 per share. In April and May of 1996, the Company exchanged all of the 7% unsecured promissory notes for Old Series A Stock. Upon consummation of the IPO, each share of Old Series A Stock automatically converted into 1.20 shares of Common Stock and the Old Series A Stock was retired.

In June 1996, the Company raised an additional $1,500,000 by issuing to JMI Equity Fund II, L.P. ("JMI") an 8% unsecured senior subordinated note with detachable warrants to purchase 333,332 shares of Common Stock of which 266,666 were exercisable at $4.50 per share ("$4.50 Warrants") and 66,666 were exercisable at $0.015 per share ("$0.015 Warrants"). The note was redeemed upon consummation of the IPO and the $0.015 Warrants were exercised on June 28, 1996. Pursuant to the terms of the $4.50 Warrants, upon consummation of the IPO at a price per share of $5.00, the $4.50 Warrants were adjusted to entitle JMI to purchase 319,999 shares of Common Stock at $3.75 per share. The $4.50 Warrants were further adjusted on November 21, 1997 to entitle JMI to purchase 383,999 shares of Common Stock at $3.125 per share as a result of the issuance of warrants to David D. Dawson to purchase 300,000 shares of Common Stock at an exercise price of $3.125 per share. As of March 18, 1998, 276 shares of Series A Stock had been converted at an exercise price of $2.1144, which will result in a further adjustment of the $4.50 Warrants and a further non-cash expense during the first quarter of 1998. The $4.50 Warrants may be further adjusted as a result of subsequent conversions of the Series A Stock and/or the issuance of options under the Company's proposed 1998 Incentive Stock Plan.

Financing activities include cash received of approximately $1,261,000 from the exercise of stock options during 1997. Also in the second quarter of 1997, the Company received 6,020 shares of Common Stock as payment for stock options issued under the 1996 Non-Statutory Stock Option Plan. The Company retired the 6,020 shares of Common Stock.

The Company believes that its current cash and cash equivalents and funds that may be generated from on-going operations will be sufficient to finance the Company's operations at least through March 31, 1999.

                                                                 REVOCABLE PROXY

                                V-ONE CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints James F. Chen, David D. Dawson and Charles
B. Griffis, or any of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes them to represent and to vote as designated below all shares of common stock of V-ONE Corporation ("Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on May 14, 1998, and at any adjournment thereof.


                     V-ONE CORPORATION
                     20250 CENTURY BOULEVARD
                     SUITE 300
                     GERMANTOWN, MD 20874


1.  Proposal One: Election of two directors for a term ending in 2001. Nominees:
    Charles C. Chen and David D. Dawson.

       FOR [   ]                WITHHOLD AUTHORITY [   ]        ABSTAIN [   ]

      FOR, except vote withheld from the following nominees(s):

      ----------------------------------------------------------------------

2.  Proposal Two: Ratification of the adoption of the 1998 Incentive Stock Plan.

      FOR [   ]                    AGAINST [   ]                ABSTAIN [   ]

3. Proposal Three: Ratification, pursuant to Nasdaq Rule 4460(i), of the issuance of (a) shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") to Advantage Fund II Ltd. ("Advantage"), (b) warrants ("Consultant Warrants") to purchase Common Stock issued to Wharton Capital Partners, Ltd. ("Wharton") and other persons pursuant to the Company's engagement letter with Wharton dated October 22, 1997 ("Engagement Letter"), and (c) the shares of Common Stock issuable in connection with the Series A Stock, the warrants issuable on conversion of the Series A Stock and the Consultant Warrants.

      FOR [   ]                    AGAINST [   ]                ABSTAIN [   ]

4. Proposal Four: Approval, pursuant to Nasdaq Rule 4460(i), of the issuance pursuant to the terms of the Commitment Letter dated December 8, 1997 between the Company and Advantage of (a) shares of a new series of the Company's preferred stock ("New Preferred Stock") to Advantage, (b) warrants ("New Warrants") to purchase Common Stock to be issued to Wharton and other persons pursuant to the Engagement Letter and (c) the shares of Common Stock issuable in connection with the New Preferred Stock, the warrants issuable on conversion of the New Preferred Stock and the New Warrants.

      FOR [   ]                   AGAINST [   ]                 ABSTAIN [   ]

5. Proposal Five: Ratification of the election of Coopers & Lybrand L.L.P. as independent auditors for fiscal year ending December 31, 1998.

      FOR [   ]                   AGAINST [   ]                 ABSTAIN [   ]

6. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the matters listed above.

      Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.


                                                      Change of Address or [ ]
                                                      Comments Mark Here

                                      Please  sign  your  name   exactly  as  it
                                      appears hereon.  When signing as attorney,
                                      executor,   administrator,    trustee   or
                                      guardian,  please give full title as such.
                                      If a  corporation,  please  sign  in  full
                                      corporate   name  by  President  or  other
                                      authorized   officer.  If  a  partnership,
                                      please   sign  in   partnership   name  by
                                      authorized person.


Date:                     , 1998
     ---------------------

                                       -----------------------------------------
                                       Signature of Shareholder


                                       -----------------------------------------
                                       Signature of Additional Shareholder(s)